UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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OM GROUP, INC.

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OM GROUP, INC.

127 Public Square

1500 Key Tower

Cleveland, Ohio 44114-1221

Notice of Annual Meeting of Stockholders

to be Held May 8, 2012

The Annual Meeting of Stockholders of OM Group, Inc. will be held in the 27th Floor Conference Center Auditorium at Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, May 8, 2012 at 10:00 a.m., for the following purposes:

1.	To elect three directors to serve for terms expiring at our annual meeting in 2015;

2.	To re-approve the performance measurements set forth in our Amended and Restated 2007 Incentive Compensation Plan;

3.	To confirm the appointment of Ernst & Young LLP as our independent registered public accountant;

4.	To approve, on an advisory basis, the compensation of our named executive officers; and

5.	To consider any other business that is properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the meeting. This proxy statement and the accompanying proxy will be mailed to stockholders on or about March 29, 2012.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy, even if you plan to attend the meeting. Mailing your completed proxy, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

VALERIE GENTILE SACHS, Secretary

Cleveland, Ohio

March 29, 2012

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

OM GROUP, INC.

i

VOTING AND MEETING INFORMATION

What is the purpose of the annual meeting?

At our annual meeting, you will be asked to:

•	elect three directors to serve for terms expiring at our annual meeting in 2015;

•	re-approve the performance measurements set forth in our Amended and Restated 2007 Incentive Compensation Plan;

•	confirm the appointment of Ernst & Young LLP as our independent registered public accountant; and

•	approve, on an advisory basis, the compensation of our named executive officers.

In addition, we will transact any other business that properly comes before the meeting.

Who is entitled to vote?

Holders of record of our common stock as of the close of business on March 19, 2012 are entitled to vote at the annual meeting. At that time, we had 32,388,911 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share.

How do I vote?

You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered stockholder, you may vote by telephone or electronically through the Internet by following the instructions included on your proxy card.

What if I hold shares indirectly?

If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, unless you furnish specific voting instructions, your broker is not permitted to vote your shares on the election of a director, re-approval of the performance measurements in our Amended and Restated 2007 Incentive Compensation Plan or on the advisory vote on executive compensation. Your broker is permitted to vote your shares on the appointment of our independent registered public accountant, even if you do not furnish voting instructions.

If your shares are held in “street name,” your broker or other nominee may have procedures that will permit you to vote by telephone or electronically through the Internet.

Can I change my vote?

You have the right to change your vote at any time before votes are counted at the meeting by:

•	notifying us in writing at our corporate offices and to the attention of our Director of Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or through the Internet; or

•	voting in person at the meeting.

What are the requirements and procedures for a quorum, abstentions and broker non-votes?

Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of March 19, 2012 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or through the Internet. This is referred to as a quorum. Abstentions will be counted for purposes of establishing a quorum at the meeting and will be counted as voting (but not for or against) on the affected proposal. Broker non-votes will be counted for purposes of establishing a quorum but will not be counted as voting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect the directors, to re-approve the performance measurements in our Amended and Restated 2007 Incentive Compensation Plan, to confirm the appointment of Ernst & Young LLP and to approve, on an advisory basis, the compensation of our named executive officers?

Each nominee who receives “for” votes constituting a majority of the shares voted with respect to that director position will be elected as a director. Shares not voted will have no impact on the director election. Approval of the proposal to re-approve the performance measurements in our Amended and Restated 2007 Incentive Compensation Plan, to confirm the appointment of Ernst & Young LLP and to approve the compensation of our named executive officers on an advisory basis requires the affirmative vote of a majority of shares represented and voting at the meeting. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the director candidates nominated by the Nominating and Governance Committee and approved by the Board, to re-approve the performance measures in our Amended and Restated 2007 Incentive Compensation Plan, to confirm Ernst & Young LLP and to approve the compensation of our named executive officers.

How will voting on any other business be conducted?

We currently do not know of any business to be considered at the meeting other than the four proposals described in this proxy statement. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspectors of election.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 8, 2012. The proxy statement and our annual report to our stockholders are available, free of charge, at http://investor.omgi.com/phoenix.zhtml?c=82564&p=Proxy.

PROPOSAL 1. ELECTION OF DIRECTORS

Our authorized number of directors is presently fixed at eight, divided into three classes, with two classes having three members and one class having two members. Our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting.

The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of Richard W. Blackburn, Steven J. Demetriou and Gordon A. Ulsh for election as directors for terms expiring at our annual meeting in 2015. If Messrs. Blackburn, Demetriou or Ulsh become unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that any of Messrs. Blackburn, Demetriou or Ulsh will be unavailable.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES.

The following information is provided regarding the nominees for election as directors and the continuing directors.

Nominees for Election as Directors with Terms Expiring in 2015

Richard W. Blackburn, age 69, has been a director since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after seven years as Executive Vice President and General Counsel, the last year of which he was also Chief Administrative Officer. From 2004 to 2008, he was a director of Enesco Group, Inc. Mr. Blackburn is a Trustee of the Massachusetts Eye and Ear Infirmary and The George Washington University.

Steven J. Demetriou, age 53, has been a director since November 2005. Mr. Demetriou has been the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., an international aluminum company, since December 2004 following the merger of Commonwealth Industries, Inc. and IMCO Recycling, Inc. On February 12, 2009, Aleris International, Inc. and its affiliated entities filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code; on June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization. Mr. Demetriou served as President and Chief Executive Officer of Commonwealth from June 2004 and served as a director of Commonwealth from 2002 until the merger. Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc., a global producer of advanced specialty chemicals for consumer and industrial applications, from 2001 until June 2004, at which time he led the sale of Noveon to The Lubrizol Corporation. From 1999 to 2001, he was Executive Vice President of IMC Global Inc., a producer and distributor of crop nutrients and animal feed ingredients. Mr. Demetriou also serves as the non-executive Chairman of the board of Foster Wheeler Ltd. (NASDAQ: FWLT) and on the board of Kraton Polymers (NYSE: KRA). He serves on the boards of several community organizations including the United Way of Greater Cleveland, Cuyahoga Community College Foundation and the Greater Cleveland Sports Commission.

Gordon A. Ulsh, age 64, has been a director since February 2007. Mr. Ulsh served as President, Chief Executive Officer and a director of Exide Technologies, a company specializing in stored electrical energy products and services for industrial and transportation applications around the world, from April 2005 until his retirement in July 2010. From 2001 until March 2005, Mr. Ulsh was Chairman, President and Chief Executive Officer of FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, Inc., including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Brake and Lighting in 1983 as Vice President of Operations (which company was acquired by Cooper Industries, Inc. in 1985), following 16 years in manufacturing and engineering management at Ford Motor Company.

Continuing Directors Whose Term of Office Expires in 2014

Dr. Hans-Georg Betz, age 65, was appointed as a director on January 16, 2012. Dr. Betz has been an Executive Advisor of Advanced Energy Industries, Inc. (NASDAQ: AIES) since August 4, 2011. Prior to becoming an Executive Advisor, Dr. Betz served as President of Advanced Energy Industries, Inc. from August 2005 until December 2009 and as Chief Executive Officer from August 2005 until August 2011. Dr. Betz has served on the board of directors and has held various management positions at numerous companies. Currently, Dr. Betz serves as chairman of the Board Directors of Mattson Technology Inc. (NASDAQ: MTSN), a publicly held supplier of advanced process equipment used to manufacture semiconductors. He served as the chair of its compensation committee from 2003 to 2011. In addition, Dr. Betz served as director of Advanced Energy Industries, Inc. from 2004 until 2011. Dr. Betz received a degree in Electrical Engineering in 1972 and a Ph.D. in 1981, both from Technische Universität München (Technical University of Munich).

William J. Reidy, age 71, has been a director since 2002. Mr. Reidy, a CPA (inactive), was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. Mr. Reidy is a member of the Board of Trustees of The Cleveland Clinic, a provider of health care services, and he currently serves on the boards of several community organizations including the Cleveland Clinic Western Region and the Gateway Economic Development Corporation.

Joseph Scaminace, age 58, has been a director and our Chief Executive Officer since June 2005 and Chairman of our Board since August 2005. From 1999 to June 2005, Mr. Scaminace was the President, Chief Operating Officer and a board member of The Sherwin-Williams Company, a manufacturer and distributor of coatings. Mr. Scaminace currently is a member of several boards of directors, including Parker-Hannifin Corporation (NYSE:PH), a global producer of fluid power systems, electromechanical controls and related components; Cintas Corporation (NASDAQ: CTAS), which designs, manufactures and implements corporate identity uniform programs and provides other highly specialized services; and The Cleveland Clinic, a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education.

Continuing Director Whose Term of Office Expires in 2013

Katharine L. Plourde, age 60, has been a director since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation (NYSE:PLL), a global producer of filtration and separation products and systems and also serves as a director of a private corporation.

Patrick S. Mullin, age 63, became a director in 2011. Mr. Mullin served as the Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP from 1999 until 2011. Mr. Mullin joined the Deloitte & Touche firm in 1981. Mr. Mullin is a certified public accountant and for 27 years prior to becoming managing partner served as a tax practitioner. He chairs the boards of several community organizations including Case Medical Center — University Hospitals of Greater Cleveland, the Cleveland Scholarship Program, and serves on the boards of the Greater Cleveland Partnership and the Kent State University.

PROPOSAL 2: TO RE-APPROVE THE PERFORMANCE MEASUREMENTS SET FORTH IN OUR AMENDED AND RESTATED 2007 INCENTIVE COMPENSATION PLAN

On May 8, 2007, our stockholders approved our 2007 Incentive Compensation Plan (as amended, the “2007 Plan”) including the performance measurements set forth in the 2007 Plan. In accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations under the Code, we are requesting stockholder re-approval of the performance measurements in the 2007 Plan. We are submitting this proposal to our stockholders at this time in accordance with the requirements of Section 162(m) of the Code and the rules of the New York Stock Exchange.

Re-approval of the performance measurements under the 2007 Plan is required under Section 162(m) of the Code to preserve our federal income tax deduction for compensation relating to certain performance-based awards granted under the 2007 Plan to certain executive officers. The Board believes the re-approval of the 2007 Plan is necessary to meet our goals of attracting, retaining and motivating employees and directors and to incentivize optimal performance. The 2007 Plan is an “omnibus” type of incentive compensation plan that provides us with the means to grant annual incentive compensation as well as long-term compensation awards to key employees, including performance-based cash and restricted stock awards. The 2007 Plan also allows us to provide equity compensation to our non-employee directors.

The performance measurements were approved by our stockholders when the 2007 Plan was originally adopted, and have not been changed since then. You are not being asked to approve any amendment to the 2007 Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RE-APPROVAL OF THE PERFORMANCE MEASUREMENTS SET FORTH IN THE 2007 PLAN.

Summary of the 2007 Plan and Performance Measurements

The following summary description of the material features of the 2007 Plan is not intended to be exhaustive, and is qualified by reference to the copy of the 2007 Plan attached to our Current Report on Form 8-K filed March 21, 2012. In addition, see “Compensation Discussion and Analysis” below for information on certain modifications to the 2007 Plan approved by the Compensation Committee in 2012.

Administration. The 2007 Plan is administered by the Compensation Committee, which has conclusive authority to construe and interpret the 2007 Plan and any related award agreement, and to establish, amend and rescind administrative policies for the administration of the 2007 Plan.

Eligibility. Those persons eligible to participate in the 2007 Plan are (a) our employees and employees of our subsidiaries who hold positions of managerial, administrative or professional responsibility and whose performance, as determined by the Compensation Committee, merits awards under the 2007 Plan and (b) non-employee directors. Currently 94 employees participate in the 2007 Plan and have performance-based awards outstanding, and 7 non-employee directors participate in the 2007 Plan.

Performance Measurements. The Compensation Committee may establish performance targets for awards in terms of all or any combination of the following: sales, sales growth, gross margins, operating profit, operating profit growth, net income, net income growth, earnings per share, growth in earnings per share, EBITDA, cash flow per share, total stockholder returns, return on equity, return on invested capital, return on net assets employed, common stock price or common stock price appreciation. In determining whether performance targets have been met, the Compensation Committee has discretion to take nonrecurring or extraordinary events or items or unusual nonrecurring gains or losses identified in our financial statements into account. The Compensation Committee may grant awards with such terms, conditions, restrictions or limitations as the Compensation Committee may determine are appropriate, including restrictions on vesting and transferability, requirements for continued employment or service, individual performance or our performance at the corporate, segment or identified business level or performance as compared to other entities. Awards granted subject to our financial performance will be earned upon satisfaction of the performance targets related to the performance period established by the Compensation Committee.

Types of Awards and Participant Limits. The 2007 Plan permits us to grant the following types of awards: stock options, restricted stock awards, stock appreciation rights, phantom stock, restricted stock units, stock awards to non-employee directors and annual cash incentive awards. The aggregate number of shares of our common stock, par value $0.01 per share, underlying awards granted under the 2007 Plan to any one participant in any calendar year cannot exceed $250,000. The maximum dollar amount of any performance-based annual bonus payable to a participant in a calendar year is $10,000,000.

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Stock option awards may be granted in the form of non-statutory stock options or incentive stock options. The Compensation Committee establishes the exercise price of stock options, which may not be less than the per share fair market value of our common stock on the date of grant. Stock options granted in the form of incentive stock options are also subject to certain additional limitations, as provided in Section 422 of the Internal Revenue Code of 1986, as amended.

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Stock appreciation rights provide a payment equal to the appreciation in market value of a stated number of shares of common stock from the price stated in the award agreement, which price may not be less than the fair market value of the common stock on the date of the stock appreciation right grant.

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All performance-based restricted stock awards, phantom stock and restricted stock unit awards must have a minimum vesting schedule of one year. During the period in which any shares of our common stock are subject to any conditions, restrictions or limitations, the Compensation Committee may grant to the participant to whom the award was made rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends paid on the shares of common stock. We defer the payment of any dividends and dividend equivalents on performance-based awards contingent upon and until achievement of all the performance criteria applicable to the awards.

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Annual bonus opportunities are based on factors and subject to terms and conditions provided in the annual incentive program for the particular year, which may include satisfaction of corporate performance goals, segment or identified business performance goals and individual objectives.

Amendment. The Board may amend, suspend or terminate the 2007 Plan at any time, subject to applicable stockholder approval requirements. The Compensation Committee may amend any outstanding award agreement, except only with the consent of the participant if the participant’s rights would be impaired and not so as to increase the amount otherwise payable under an award intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Term. Awards may be granted under the 2007 Plan for a period of ten years from the date of adoption of the 2007 Plan by the Board, at which date the 2007 Plan will expire without affecting any awards that are then outstanding.

It is not possible to determine specific amounts or awards that may be granted in the future under the 2007 Plan because the grant of awards under the 2007 Plan is discretionary.

PROPOSAL 3: APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accountant for 2012 and requests that stockholders confirm such appointment. Ernst & Young audited our consolidated financial statements and management’s report on internal control over financial reporting for 2011. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions by stockholders. If our stockholders do not confirm Ernst & Young as our independent registered public accountant, the Audit Committee will reconsider the appointment of our independent registered public accountant.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CONFIRM THE APPOINTMENT OF

ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR 2012.

PROPOSAL 4: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As recommended by our stockholders last year, and as resolved by our Board of Directors in consideration of that recommendation, we are providing our stockholders with the annual opportunity to consider on an advisory basis the compensation of our named executive officers. We encourage you to review the “Compensation Discussion and Analysis” contained on pages 19-32 of this proxy statement, which describes our executive compensation program in detail. Last year our compensation for our named executive officers received the strong support of our stockholders in our first “say on pay” vote, and we have continued to make improvements this year in our compensation program to better align our compensation program with stockholder interests. We believe that our compensation program operates in a manner that advances our corporate objectives, and we ask that you support our named executive officer compensation as set forth in this proxy statement.

Our executives are compensated in accordance with a compensation philosophy that allows us to attract, retain and motivate executives and aligns executive compensation with our business strategy and results. Our executive compensation program is designed to accomplish this by providing compensation that is competitive with our peers and relevant marketplace, by recognizing and rewarding strong performance on both an annual and long-term basis, and by doing so in a fashion that aligns the interests of executives with the interests of stockholders. Our compensation program for executives includes a balance of base salary, an annual incentive program and long-term stock-based compensation, as described in detail under “Compensation Discussion and Analysis” as well as in the compensation tables and related disclosures included in this proxy statement.

The realizable compensation of our executives is strongly linked to financial performance metrics that the Compensation Committee has determined are critical to our ongoing strategy and growth. For example, as a result of the economic downturn during 2009, our executives did not receive any bonuses for 2009 since our operating profit for that year was below the established threshold operating profit objective under our annual incentive plan. This result occurred even though the free cash flow performance objective under the plan was met and even though our executives satisfied individual performance objectives. We did not provide any other additional compensation to offset this absence of bonuses. In addition, our executives did not receive any increase in their base salaries for 2009 and our chief executive officer also declined an approved base salary increase for 2010. On the other hand, we exceeded most of the established performance objectives of our annual incentive plan for 2010 and as a result our executives received bonuses near the maximum level under the plan for 2010. In 2011, we exceeded the target level performance objectives under our annual bonus plan and so our executives received bonuses above the target level but below the maximum level. However, the executives also forfeited the entirety of the performance-based restricted stock grants for the performance period 2009 to 2011, as the threshold targets of performance were not achieved.

Our Compensation Committee regularly reviews our compensation programs, working closely with an independent compensation consultant it has retained to provide ongoing advice and guidance regarding the structure and operation of our compensation programs and any appropriate modifications to those programs. Recently, we made the following improvements to our compensation program to implement certain best practices, to increase the flexibility of our compensation policies and to maintain the integrity of our compensation process. Each of these changes is discussed in more detail in the “Compensation Discussion and Analysis” portion of the proxy statement.

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We determined that individual employment and severance agreements are not in our best interests because they limit our ability to adapt our compensation practices quickly to business needs and market trends. Accordingly, and consistent with this philosophy, we agreed with Mr. Scaminace, our chief executive officer, to allow his employment agreement to expire by its terms in 2011, and we hired our new vice president and chief financial officer, Mr. Hix, earlier this year on a noncontractual basis. At this time, none of our executive officers have employment agreements. In addition, the severance agreements with our executive officers were terminated voluntarily by each executive officer in 2011. Now, each executive officer is covered only by our newly adopted OM Group, Inc. Executive Severance Plan, an overarching severance policy, and not by individual agreements.

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We have eliminated the high-performance bonus component of our annual incentive program for our named executive officers beginning in 2012. We believe that we can incentivize our named executive officers to achieve above-target objectives through our existing annual bonus program and other forms of direct compensation.

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Although not required by the Securities and Exchange Commission or the New York Stock Exchange, we adopted a Compensation Consultant Independence Policy, discussed in the “Board Committees — Compensation Committee” portion of this proxy statement, to ensure that the advice and counsel that the Compensation Committee receives from its consultants is independent of us and of our management.

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We modified our form of change of control agreement to remove the provision for a “tax gross-up” payment and to include a “double trigger” for all equity awards; this modified form of agreement has been entered into with our new vice president and chief financial officer. This form of agreement will be executed in the future by our executives.

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We adopted a 409A policy to ensure that our executive compensation arrangements comply with the broad deferred compensation rules under Section 409A of the Internal Revenue Code. If a compensation arrangement is subject to 409A but does not comply, the employee can be subject to additional taxes and can be taxed on the payments to be made under the arrangement before the payments are actually made. The employee does not receive any enhancement or additional compensation because of this policy.

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We approved multiple modifications to our 2007 Incentive Compensation Plan, including providing more specificity regarding share counting provisions under the plan, deferring the payment of dividends and dividend equivalent or performance-based awards contingent upon and until achievement of the performance criteria applicable to the awards, adding a change in control “double-trigger” requirement for acceleration of future equity grants, memoralizing the prohibition on re-pricing of “underwater” stock options and SARs without stockholder approval as well as the definition of “fair market value,” and clarifying the operation of the automatic adjustment provision in the event of certain changes in capitalization or corporate transactions.

Accordingly, we ask our stockholders to approve, on an advisory basis, the compensation paid to the named executive officers of OM Group, Inc., as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure.

This proposal is intended to relate to the overall compensation of our named executive officers, rather than any specific item of compensation. This stockholder vote is advisory in nature and is not binding upon our Compensation Committee or our Board of Directors. However, our Compensation Committee and our Board of Directors will review the results of this advisory vote and will consider such results when determining future compensation for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors

Our Board of Directors has five regularly scheduled meetings per year. These meetings are usually held in our headquarters in Cleveland, Ohio. Directors are expected to attend Board meetings, our annual stockholders’ meeting, and the meetings of the committees on which he or she serves. During 2011, the Board met for five regular meetings and five special meetings. All directors attended 100% of those meetings, except for one director who missed one special meeting due to a scheduling conflict. All directors attended 100% of the meetings of the committees on which he or she served, except for one director who attended 75%. Each director attended our annual meeting of stockholders held in May 2011.

Director Independence

In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted additional standards to determine director independence. These standards are located in our Corporate Governance Principles for Board of Directors, which can be found in the “Corporate Governance” portion of our website (www.omgi.com).

The Board has affirmatively determined that Dr. Hans-Georg Betz, Richard W. Blackburn, Steven J. Demetriou, Patrick S. Mullin, Katharine L. Plourde, William J. Reidy and Gordon A. Ulsh meet these standards of independence. In assessing Ms. Plourde’s independence, the Board considered her position as a director of one of our suppliers, Pall Corporation. The Board determined that the supply relationship between Pall and us did not impact Ms. Plourde’s independence or affect her ability to exercise independent judgment as our director. In assessing Mr. Demetriou’s independence, the Board considered his position as a director of Kraton Polymers, which has an affiliate with which we have a commercial relationship. The Board determined that this commercial relationship did not impact Mr. Demetriou’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Reidy’s independence, the Board considered that Mr. Reidy’s daughter is employed by PricewaterhouseCoopers. PricewaterhouseCoopers provides certain tax, internal audit support and transaction advisory services to us. The Board considered that internal procedures of PricewaterhouseCoopers do not permit Mr. Reidy’s daughter to be involved with any services it provides to us and that she never has had any involvement with any services provided to us by PricewaterhouseCoopers. Mr. Reidy has not been affiliated with PricewaterhouseCoopers for more than 12 years, and also does not participate in the selection or evaluation of PricewaterhouseCoopers as a service provider. In light of these circumstances, the Board determined that the relationship did not impact Mr. Reidy’s independence or affect his ability to exercise independent judgment as our director. In assessing Mr. Mullin’s independence, the Board considered his former position as Managing Partner for the Northeast Ohio practice of Deloitte & Touche LLP. Deloitte & Touche LLP provides certain transaction related work for us. The Board determined that the amount of work undertaken by Deloitte & Touche LLP for us was immaterial and that the relationship between Deloitte and us did not impact Mr. Mullin’s independence or affect his ability to exercise independent judgment as our director.

Board Committees

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles. Each Committee has a charter. See “Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters” on page 14 for information regarding the electronic availability of these charters.

The Audit Committee, currently composed of Ms. Plourde and Messrs. Blackburn, Reidy, Ulsh and Mullin met eight times in 2011. Mr. Reidy is the committee chairperson. The Audit Committee is responsible for, among other things:

•	appointing our independent registered public accountant and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any nonaudit services provided by the independent registered public accountant;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.

In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. The Board has determined that each member of the Audit Committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board also has determined that each Audit Committee member is financially literate and has designated Mr. Reidy, Ms. Plourde and Mr. Mullin as the Audit Committee financial experts. The Audit Committee’s report can be found under “Audit Committee Report” in this proxy statement.

The Nominating and Governance Committee, composed of Ms. Plourde and Messrs. Demetriou and Reidy, met four times in 2011. Ms. Plourde is the committee chairperson. Dr. Betz was appointed to this Committee on February 14, 2012. The Nominating and Governance Committee is responsible for, among other things:

•	recommending to the Board corporate governance principles;

•	advising the Board on other matters relating to the affairs or governance of the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition and the chairpersons of each committee.

The process followed by the Nominating and Governance Committee for selecting and nominating directors is explained below under “Process for Selecting and Nominating Directors.”

The Compensation Committee, composed of Messrs. Blackburn, Demetriou, Ulsh and Mullin, met five times in 2011. Mr. Demetriou is the committee chairperson. Dr. Betz was appointed to this Committee on February 14, 2012. The Compensation Committee is responsible for, among other things:

•	considering and authorizing the compensation philosophy for our personnel;

•

reviewing and evaluating the chief executive officer’s performance in light of corporate goals and objectives and, together with any outside directors not on the Compensation Committee, setting the chief executive officer’s compensation, and approving perquisites for executives;

•	reviewing and evaluating the performance of executives and setting rates of executive compensation;

•	designating those employees and non-employee directors who will receive awards under our incentive compensation plans, together with the type and size of such grants;

•	determining the bonus levels for key executives and middle management employees under our bonus program;

•	participating in the analysis of our executive compensation programs as described under “Compensation Discussion and Analysis” in this proxy statement; and

•	researching, evaluating and recommending to the Board rates of compensation for directors.

Each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, an “outside director” under Section 162(m) of the Internal Revenue Code, and an “independent director” as such term is defined in the NYSE listing standards and under our corporate governance principles. The Compensation Committee has issued a report regarding the “Compensation Discussion and Analysis” portion of this proxy statement, which report can be found immediately following “Executive Compensation” in this proxy statement.

We adopted our Compensation Consultant Independence Policy in 2010 to ensure that consultants retained by the Compensation Committee are independent of us and our management. In accordance with our policy, the compensation consultant is only permitted to provide services to us that support the Compensation Committee’s work and directives. The compensation consultant is not permitted to provide unrelated services to us, and the Compensation Committee performs an annual assessment and review of the consultant’s independence. The Compensation Committee completed this assessment for its current compensation consultant, Pay Governance LLC, and determined, in its reasonable business judgment, that Pay Governance LLC is independent of us and our management. For additional discussion regarding the role of our compensation consultant, please see the “Compensation Discussion and Analysis — Means of Achieving Our Compensation Objectives” portion of this proxy statement.

Board Leadership Structure and Risk Oversight

The leadership structure of our Board of Directors has been uniform since we became a public company, with our chief executive officer also serving as the chairman of our Board. We believe this unified structure is appropriate for our company, particularly in light of the business transformation that has been the centerpiece of our strategic plan. The structure permits one person to be clearly responsible for leading us in implementing our business transformation and otherwise set the tone for our activities and behavior.

Our Board currently is composed of our chief executive officer and seven independent directors. Pursuant to our Corporate Governance Principles for the Board of Directors, the Board has the responsibility for selecting the chairman of the Board, which may be the chief executive officer or a director other than the chief executive officer. If the same person is the chief executive officer and the chairman of the Board, the independent directors are required to bi-annually elect a lead independent director. Under our Corporate Governance Principles, the duties of the lead independent director include, among others, (a) developing Board meeting agendas with the chief executive officer and, if requested, assisting in developing agendas for meetings of Board committees, (b) facilitating communication and exchanges of views between the chief executive officer and the independent directors, (c) serving as an independent contact point for stockholders, and (d) with the chairperson of the Compensation Committee, overseeing the annual Board evaluation of the chief executive officer. Our independent directors meet in executive session during each Board meeting, and our lead independent director presides at those executive sessions.

We have had a lead independent director since 2005. Our current lead independent director, Richard W. Blackburn, served as an executive vice president, chief administrative officer and general counsel of a large energy company prior to his retirement, and has a background in corporate governance matters. Mr. Blackburn and Mr. Scaminace, our chief executive officer, have a strong working relationship, meeting one-on-one at least quarterly and speaking informally on a regular basis. We believe that the combination of assigned duties of a lead independent director as set forth in our Corporate Governance Principles and the working relationship between our chief executive officer and our lead independent director provides a board leadership structure that is in the best interests of our stockholders.

Risk oversight is carried out at the Board level and by each of our standing committees. The Audit Committee is responsible for overseeing the risk management as it relates to accounting, internal control matters, auditing and overall financial risk. The Compensation Committee considers any risks that potentially could arise from our compensation programs and policies, and the Nominating and Governance Committee considers any risks that could arise in connection with matters within its area of responsibility. In addition to these risk oversight activities at the committee level, the entire Board engages in overall risk oversight on both an external and internal basis. As part of this process, management undertakes an overall risk assessment, including at an operational level, and presents its assessment to the Board for consideration and discussion among the directors. This risk assessment process is completed on an annual basis, and key risks are monitored and updated quarterly. We believe our Board leadership structure, including the presence of a lead independent director, is consistent with and supportive of the risk oversight function carried out by the Board.

Compensation Committee Interlocks and Insider Participation

None of our directors who served on our Compensation Committee during 2011 was a current or former officer or employee of ours or had any relationship with us that would be required to be disclosed by us under applicable related party requirements. There are no interlocking relationships between our executive officers or directors and the board or compensation committee of another entity.

Process for Selecting and Nominating Directors

In its role as the nominating body for the Board, the Nominating and Governance Committee is responsible for identifying, considering and recommending candidates to fill new or vacant Board positions, reviewing candidates recommended by stockholders, conducting inquiries into the backgrounds and qualifications of director candidates, and recommending director candidates for approval by the Board and the stockholders. As part of this process, the Committee conducts interviews and a conflicts-of-interest assessment of each director candidate.

In making its recommendations, the Nominating and Governance Committee considers a variety of factors, including skills, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the backgrounds of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board, and such other factors as it deems appropriate and in the best interests of us and our stockholders. As part of its considerations, the Nominating and Governance Committee places a high value upon having directors with experiences and expertise that are diverse from those of other Board members. In addition, the Nominating and Governance Committee has established the following minimum criteria for Board membership. Director candidates must have demonstrated integrity and ethics both personally and professionally and have a record of professional accomplishment. Each candidate must be objective, inquisitive, practical, and possess mature judgment, as well as be prepared to apply sound and independent business judgment, assume broad fiduciary responsibility and represent the long-term interests of all our stockholders. Directors are required to commit the requisite time for preparation and attendance at Board and committee meetings, as well as be able to participate in other matters necessary to ensure good corporate governance is practiced. Each candidate may serve on up to three publicly or privately held company boards (including ours), and should not be an executive of a company on which one of our executives is a board member. With the advanced consent of the Chairman of the Board of Directors in consultation with the Chair of the Nominating and Governance Committee, a candidate may serve on up to five publicly or privately held company boards (including ours). Further, each candidate (or immediate family member, affiliate or associate) may not have any material personal, financial or professional interest in any present or potential competitor of ours.

In addition, when the Nominating and Governance Committee is considering whether to nominate a sitting director for reelection, that director completes a self-evaluation of his or her performance and each of the other directors completes a peer-evaluation of that director. Completed results of the evaluations are provided to the Committee (and to the Board) and are used as part of the analysis of the Committee to determine whether that director should be re-nominated. Pursuant to our director retirement policy, each director must resign from our Board upon his or her 72nd birthday or, in the discretion of the Board, prior to the next annual meeting of our stockholders.

The Nominating and Governance Committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chairperson of the Nominating and Governance Committee, OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA. The recommendation letter shall include the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of our common stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws as well as other information necessary to determine if the recommended candidate is qualified to be a director. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Nominating and Governance Committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chairperson.

Majority Vote Director Resignation Policy

In 2011, the Board amended our By-Laws to provide for a majority vote standard for uncontested elections of directors in which the only nominee for a director position is the nominee recommended by the Board or a committee of the Board. The Board also adopted a policy that requires a nominee in an uncontested election who receives a greater number of “withheld” votes than “for” votes to promptly tender his or her resignation following certification of the stockholder vote.

Under the policy adopted by the Board, the Nominating and Corporate Governance Committee will promptly consider any tendered resignation and will recommend to the Board whether to accept any tendered resignation or to take some other action, such as rejecting a tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making its recommendation, the Committee may consider all factors deemed relevant by its members. The Board will act upon the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the stockholder vote, but in any case within 120 days following such stockholder vote certification. The Board will review the factors considered by the Committee and may take into account such additional information and factors as the Board believes to be relevant. The policy also contains governance provisions with respect to the status of a director who has tendered his or her resignation following a majority “withheld” vote and the process for committee action if multiple directors are so affected. The policy requires us to report the Board’s decision in a report filed with the Securities and Exchange Commission. The complete policy is contained in our Corporate Governance Principles for Board of Directors.

Director Qualifications and Attributes

Each of our directors brings a strong and unique background and set of skills to the Board of Directors, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, finance, accounting, manufacturing, international business, and private equity. Set forth below are the attributes of each director and key factors that the Nominating and Governance Committee has considered important to their inclusion on our Board.

Hans-Georg Betz has extensive executive experience leading high technology and materials science companies on a global level. He brings strong industry experience in the specialty energy and power sectors that are important to our strategic transformation, and his engineering skills and technical background are valuable assets to our Board. As a CEO of three different companies, he has successfully managed under difficult economic conditions and has been instrumental in leading for transformative growth. He has worked and/or lived in Europe, the United States and Asia and brings to our Board first-hand knowledge of operating businesses in those regions. He has public company experience as an executive and director, including as the non-executive chairman of the Board for a NASDAQ traded company, which experience will supplement and support our Board’s oversight and governance responsibilities and provide expertise to the committees on which he serves.

Richard Blackburn brings a combination of legal expertise and executive management experience to the Board. Prior to working for Duke Energy, he was president of a worldwide communications and media company where he gained executive management and international operational experience. As the chief administrative officer and general counsel of Duke Energy, he developed expertise in the areas of governance, compliance and executive compensation. His long-term participation on executive management teams at several companies gives him leadership and consensus-building skills that help him define and effectively execute his responsibilities as our lead independent director.

Steven Demetriou has expertise in executive management and operations and brings a broad array of business skills and functional disciplines to the Board. He has had extensive experience in running and transforming businesses with international operations, from which he has developed leadership skills and an understanding of the complexities involved with international operations. He has led two companies through successful sales of their businesses and has served as the CEO of a public company traded on the NYSE. He has also led Aleris International through a financial restructuring and a bankruptcy reorganization. He has strong finance skills, substantial board experience and familiarity with specialty chemical and specialty material businesses, all of which are important to our Board and committee functions. His finance background and broad-based experience with executive compensation provide a solid foundation for effectively executing his responsibilities as chairperson of the Compensation Committee.

Patrick Mullin has extensive background in public accounting and contributes that expertise to our Board. He served as the Managing Partner of the Northeast Ohio practice of one of the world’s largest accounting firms, Deloitte & Touche LLP, for over ten years. Mr. Mullin also holds other leadership roles, including serving on the boards of several community organizations from which he has developed leadership and management skills essential to an effective Board. In addition, Mr. Mullin is one of three directors who have been determined by our Board to be an Audit Committee expert, and provides that financial expertise through his participation on the Audit Committee.

Katharine Plourde provides strong analytic and finance skills to our Board. She has long-term experience as a securities analyst, where she developed and published top-rated research on specialty chemical, specialty material and industrial gas companies. In addition to her industry specific expertise, she brings unique insights into individual and institutional investor issues through her nearly 16 years as a securities analyst. She also has a strong finance background, substantial other board experience and long-term experience on our Board. She is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. As chairperson of the Nominating and Governance Committee, she worked with Mr. Scaminace in 2005 and 2006 to reconfigure the membership of our Board in accordance with the then newly adopted Corporate Governance Principles of our Board. Ms. Plourde is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial expertise through her participation on the Audit Committee. She continues to provide leadership to the Nominating and Governance Committee as its chairperson.

William Reidy has an extensive background in public accounting and provides that expertise to our Board. He led a major office of one of the world’s largest accounting firms, PricewaterhouseCoopers, and holds or has held other leadership roles, including currently as a member of the Board of Trustees of The Cleveland Clinic. Mr. Reidy is one of two directors remaining on our Board from prior to 2005, when Mr. Scaminace joined us, and brings that historical context to Board deliberations. Mr. Reidy is one of three directors who have been determined by our Board to be an Audit Committee financial expert, and provides that financial leadership and expertise to the Audit Committee as its chairperson.

Gordon Ulsh has expertise in executive management and international operations and brings those skills and that knowledge to the Board. He has had extensive experience with sales and distribution and has run businesses with international operations. Mr. Ulsh has held numerous executive leadership positions and has served as the CEO of more than one public company, including companies in periods of dramatic change, from which he has developed the leadership and decision-making skills critical to the operation of an effective Board. He also understands and contributes his broad experiences in corporate governance, finance and executive compensation to the Committees on which he serves.

Communications with the Board

You may contact the Board, the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc., c/o Valerie Gentile Sachs, Secretary, 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA.

Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters

Our Code of Conduct and Ethics applies to all of our directors and employees, including our chief executive officer, our chief financial officer and our controller. The Code of Conduct and Ethics, our Corporate Governance Principles and all committee charters are posted in the “Corporate Governance” portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Troy Dewar, Director of Investor Relations.

Certain Relationships and Related Transactions

There were no reportable transactions between us and our officers, directors or any person related to our officers or directors, or with any holder of more than 5% of our common stock, either during 2011 or up to the date of this proxy statement.

We review all transactions between us and any of our officers and directors. Our Code of Conduct and Ethics, which applies to all directors and employees, emphasizes the importance of avoiding situations or transactions in which personal interests interfere with the best interests of us or our stockholders. In addition, our Corporate Governance Principles for the Board of Directors and Audit Committee Charter contain procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among us and our officers and directors and for approving reportable transactions. The Corporate Governance Principles require that directors discuss any potential conflict of interest, including a reportable transaction, with the chairman of the Board and the lead independent director, and that the chairman and lead independent director raise the issue with the Audit Committee or full Board, if appropriate, to determine whether a conflict of interest or reportable transaction exists. In accordance with its charter, the Audit Committee must consider and vote on all reportable transactions. The Board has delegated the task of discussing, reviewing and approving transactions between us and any of our officers to the Audit Committee.

SECURITY OWNERSHIP OF DIRECTORS,

EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

Stock Ownership Guidelines

On May 13, 2008, our Board adopted stock ownership guidelines to further align the interests of our executives and non-employee directors with those of our stockholders. The Board reevaluated the ownership guidelines in 2011, and modified the ownership requirements for directors as detailed below. All of our named executive officers as well as Mr. Hix, our chief financial officer since January 3, 2012, currently meet the applicable stock ownership guidelines in advance of the established target date. All of our non-employee directors currently meet the applicable stock ownership guidelines, except for Mr. Mullin and Dr. Betz, both of whom were appointed to the Board within the last twelve months and therefore are still working towards meeting the ownership requirement.

For executives, the required minimum stock ownership level is the lesser of an established minimum number of shares or a number of shares having a value that is a specified multiple of an executive’s base salary, as follows:

	Minimum Number of Shares	Multiple of Base Salary
Chief Executive Officer	100,000	5x
Chief Financial Officer	20,000	3x
Vice President (Executive level)	20,000	3x

Covered executives are expected to meet the applicable stock ownership guidelines by January 1, 2013, or for any individual becoming a covered executive after August 9, 2011, within five years of becoming a covered executive. Executives should hold at least the minimum number of shares for so long as they are covered executives. Executives who do not meet the guidelines may not sell any common stock they acquire through vesting of restricted stock or restricted stock unit awards or upon the exercise of stock options, except to pay applicable taxes or the option exercise price. Failure to meet the guidelines also may result in a reduction in a covered executive’s future long-term incentive awards.

For non-employee directors, the required minimum stock ownership level is the lesser of 5,000 shares or a number of shares having a value of 3 times the annual cash retainer of a non-employee director. Our non-employee directors were expected to meet the applicable stock ownership guidelines by January 1, 2012, and an individual becoming a non-employee director after August 9, 2011 is expected to do so within three years of becoming a non-employee director. Non-employee directors should hold at least the minimum number of shares for so long as they are directors. Non-employee directors who do not meet the guidelines will have their entire annual retainer paid in shares until the guidelines are achieved.

Shares counted towards our stock ownership guidelines include shares held directly or through a broker, shares acquired in open market purchases or stock option exercises, and certain of the shares received through restricted stock awards made under our equity-based compensation plans.

Beneficial Ownership

The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the summary compensation table in this proxy statement, and all our directors and executive officers as a group as of January 31, 2012. As of that date, Mr. Scaminace beneficially owned approximately 1.7% of our outstanding shares of common stock, and the percentage of shares beneficially owned by each of our other directors did not exceed 1% of our outstanding shares of common stock on an individual basis. All of our directors and executive officers as a group beneficially owned approximately 3.1% of our outstanding shares of common stock.

The totals shown below for each person and for the group include shares held personally and shares acquirable within 60 days of January 31, 2012 by the exercise of stock options granted under equity-based compensation plans. Each person has sole voting and investment power with respect to all shares shown.

Amount and Nature of Beneficial Ownership

as of January 31, 2012

Name of Beneficial Owner	Direct or Indirect Ownership	Exercisable Options	Total
Richard W. Blackburn	9,659	—	9,659
Hans-Georg Betz	—	—	—
Steven J. Demetriou	7,659	—	7,659
Stephen D. Dunmead	38,008	84,500	122,508
Greg Griffith	33,738	47,025	80,763
Kenneth Haber	42,881	54,500	97,381
Katharine L. Plourde	8,659	2,700	11,359
Patrick S. Mullin	3,666	—	3,666
William J. Reidy	7,659	3,220	10,879
Valerie Gentile Sachs	43,280	86,500	129,780
Joseph Scaminace	194,794	367,621	562,415
Gordon A. Ulsh	7,578	—	7,578
All directors and executive officers as a group (consisting of 13 persons)(1)	394,950	593,233	988,183

(1)	This group does not include Mr. Haber, who retired as our chief financial officer on December 31, 2011, and does include Mr. Hix, our vice president and chief financial officer as of January 3, 2012.

The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock. All information is as of December 31, 2011.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC(1)	3,245,000	10.039%
82 Devonshire Street
Boston, Massachusetts 02109
BlackRock, Inc.(2)	2,715,163	8.40%
40 East 52nd Street
New York, New York 10022
Dimensional Fund Advisors LP(3)	2,523,916	7.81%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746
The Vanguard Group, Inc.(4)	1,670,840	5.16%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)	Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on February 14, 2012 by FMR LLC, Edward C. Johnson 3d (Chairman of FMR LLC), Fidelity Management & Research Company (“Fidelity”) and Fidelity Low-Priced Stock Fund. Fidelity, a wholly owned subsidiary of FMR LLC, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 and is the beneficial owner of 3,245,000 shares or 10.039% of our common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of the investment company, Fidelity Low-Priced Stock Fund, amounted to 3,245,000 shares or 10.039% of our common stock outstanding. Each of Fidelity and Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 3,245,000 shares owned by Fidelity Low-Priced Stock Fund. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Class B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with Fidelity Low-Priced Stock Fund’s board of trustees. Fidelity carries out the voting of the shares under written guidelines established by Fidelity Low-Priced Stock Fund’s board of trustees.

(2)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 10, 2012 by BlackRock, Inc. BlackRock, Inc. is the parent holding company of the following subsidiaries that acquired our common stock reported in this Schedule 13G/A: BlackRock Japan Co. Ltd.; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Asset Management Ireland Limited; and BlackRock International Limited.

(3)

Information regarding share ownership was obtained from the Schedule 13G/A filed on February 14, 2012 by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund

Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess sole voting power as to 2,471,943 shares and sole investment power as to 2,523,916 shares of our common stock that are owned by the Funds, and may be deemed to be the beneficial owner of our common stock held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional Fund Advisors LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Information regarding share ownership was obtained from the Schedule 13G/A filed on February 8, 2012 by The Vanguard Group, Inc. (“Vanguard”). Vanguard is the parent holding company of Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary, which is the beneficial owner of 47,145 shares, or 0.14%, of our outstanding common stock as a result of serving as investment manager of collective trust accounts. VFTC has the sole power to vote and shared power to dispose of such 47,145 shares, and Vanguard has the sole power to dispose of 1,623,695 of our shares of common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis describes our compensation philosophy and objectives, the means we employ to achieve our compensation objectives, the elements of compensation that are available to our executives, and the reasons we have elected to pay these elements in the amounts and manner indicated in order to achieve our strategic objectives. The “Summary of Recent Compensation Actions and Results for 2011” highlights actions that we have taken recently to modify and update our compensation programs, as well as 2011 business results and the impact of those results on performance-based compensation available to our executives. A detailed discussion of our compensation philosophy and practices follows the summary.

Summary of Recent Compensation Actions and Results for 2011

Recently, we made the following changes to our compensation program to implement best practices, to increase the flexibility of our compensation policies and to maintain the integrity of our compensation process.

•

We determined that individual employment and severance agreements are not in our best interests because they limit our ability to adapt our compensation practices quickly to business needs and market trends. Accordingly, and consistent with this philosophy, we agreed with Mr. Scaminace, our chief executive officer, to allow his employment agreement to expire by its terms in 2011, and we hired our new vice president and chief financial officer, Mr. Hix, earlier this year on a noncontractual basis. At this time, none of our executive officers have employment agreements. In addition, the severance agreements with our executive officers were terminated voluntarily by each executive officer in 2011. Now, each executive officer is covered only by our newly adopted OM Group, Inc. Executive Severance Plan, an overarching severance policy, and not by individual agreements.

•

We have eliminated the high-performance bonus component of our annual incentive program for our named executive officers beginning in 2012. We believe that we can incentivize our named executive officers to achieve above-target objectives through our existing annual bonus program and other forms of direct compensation.

•

Although not required by the Securities and Exchange Commission or the New York Stock Exchange, we adopted a Compensation Consultant Independence Policy, discussed in the “Board Committees — Compensation Committee” portion of this proxy statement, to ensure that the advice and counsel that the Compensation Committee receives from its consultants is independent of us and of our management.

•

We modified our form of change of control agreement to remove the provision for a “tax gross-up” payment this modified form of agreement has been entered into with our new vice president and chief financial officer. This form of agreement will be executed in the future by our executives.

•

We adopted a 409A policy to ensure that our executive compensation arrangements comply with the broad deferred compensation rules under Section 409A of the Internal Revenue Code. If a compensation arrangement is subject to 409A but does not comply, the employee can subject to additional taxes and can be taxed on the payments to be made under the arrangement before the payments are actually made. The employee does not receive any enhancement or additional compensation because of this policy.

The Compensation Committee approved the following modifications to our 2007 Incentive Compensation Plan in 2012:

•

Provided more specificity regarding share counting provisions under the plan. The aggregate number of shares available for use under the plan will be reduced by (i) the number of shares covered by a stock option that has been settled by the payment of cash or stock, (ii) the number of shares that have been withheld in payment of a stock option exercise price or to satisfy tax withholding obligations, and (iii) the number of shares covered by a stock appreciation right if it is settled in stock;

•	Deferred the payment of any dividends and dividend equivalents on performance-based awards contingent upon and until achievement of all the performance criteria applicable to the awards;

•

Added a so-called “double-trigger” to all future equity grants so that when a replacement award is issued in the event of a change in control, vesting acceleration occurs only if there is both a change in control and a qualifying termination of employment;

•	Memorialized the prohibition on re-pricing of “underwater” stock options and SARs without stockholder approval, as well as the definition of “fair market value”; and

•	Clarified the operation of the automatic adjustment provisions in the event of certain changes in capitalization or corporate transactions or events.

Our compensation philosophy is to directly align the compensation of executives to our business results, with payments under both our annual and long-term incentive programs based upon the satisfaction of pre-established company performance goals. In 2011, full year consolidated net sales increased 27% and we delivered our sixth consecutive year of positive cash flow from operations. We made significant acquisitions, one that created the Magnetic Technologies platform and another that secured technology to support our product development pipeline for advanced additives used in coating and composites. Our performance exceeded the target level performance objectives for our consolidated operating profit and free cash flow, both of which were set above the 2010 target levels, under our annual bonus plan and so our executives received bonuses above the target level but below the maximum level. However, the executives also forfeited the entirety of the performance-based restricted stock grants for the performance period 2009 to 2011, as the threshold targets for adjusted EBITDA margin compared to peer companies and return on net assets were not achieved. These forfeitures included 48,800 shares, valued on the grant date at approximately $920,860, in the aggregate.

Compensation Philosophy and Objectives

We have established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain, motivate and develop highly-qualified executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Recognize and reward strong individual performance, on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders;

•	Align our business results and the compensation of executives; and

•	Balance the cost of executive compensation with the targeted goals to be achieved.

Means of Achieving Our Compensation Objectives

Target Total Direct Compensation

Our primary focus in compensating executives is “target total direct compensation,” which is comprised of base salary, annual target bonus and the estimated target value of long-term stock-based incentives.

In order to establish target total direct compensation for our senior management, we collect competitive data for base salaries, annual bonuses and long-term incentive awards. Because our market for executive talent is national, competitive data reflects the compensation of executives at companies of comparable size and complexity on a nationwide basis. We use a group of peer companies for purposes of executive compensation comparisons that reflects more closely a specialty chemicals business and that are in the range of $1 billion to $4 billion of revenue, which approximates our revenue range and remains aligned with our strategic objectives.

In selecting our peer group companies, we also consider factors such as company size, scale, scope of operations and market capitalization. Due to the volatility associated with our stock price (and therefore our market capitalization), we place more emphasis on financial and size indicators for our peer companies so as to develop stable pay data and avoid modifying the peer group unnecessarily year to year. We review the peer group every two to three years to ensure that we have stability in the pay setting process and that changes in pay are not driven by modifications to the peer group. We reviewed the peer group in 2011, and that review confirmed that our peer group should focus on specialty chemical companies with revenues in the $1 billion to $4 billion range, as our run rate was approximately $2 billion at 2011 year end. In connection with this review, we added four new companies (Solutia Inc., Stepan Company, Spartech Corporation and Materion Corporation) that fell within the target range and had significant business overlap with us. We removed two companies (Cabot and Quaker Chemical) because the former did not have sufficient business overlap, and the latter did not fall within the identified range. The companies comprising our current peer group are:

RPM International Inc.	Rockwood Holdings, Inc.	NewMarket Corporation
Cytec Industries Inc.	W.R. Grace & Co.	Stepan Company
Valspar Corporation	PolyOne Corporation	Hexcel Corporation
Solutia Inc.	Kronos Worldwide, Inc.	Spartech Corporation
Albemarle Corporation	Ferro Corporation	GrafTech International Ltd.
H.B. Fuller Company	Materion Corporation	A. Schulman Inc.

In addition to data derived from the public documents of peer companies, we review data obtained from nationally recognized compensation surveys for a broad range of companies of comparable size and similar revenues. This additional information helps confirm peer results and represents the broader market in which we compete for executives.

We are assisted in this process by a compensation consultant that is retained by our Compensation Committee. In the third quarter of 2010, the Compensation Committee engaged Pay Governance LLC, a compensation consulting firm founded in 2010 by former consultants of Towers Perrin and Watson Wyatt, as its independent compensation consultant. The consultant reviews and makes recommendations relating to various aspects of our executive compensation programs based upon parameters furnished by our Compensation Committee, including the identity of our peer companies for purposes of benchmarking executive compensation; assessing and advising the competitiveness of our compensation programs related to that peer group and general industrial companies of similar size as reported in peer proxies and recent pay surveys, respectively; and developing appropriate recommendations for changes with respect to compensation, including proposed equity award guidelines and other discrete projects such as retirement plan design. The consultant also provides director compensation information and regular updates to the Compensation Committee on trends and issues in compensation practices, and has been requested to be available for attendance at quarterly Compensation Committee meetings. The consultant works directly with the Compensation Committee and, in accordance with our compensation consultant independence policy, may not work for us with respect to other matters except as relates to such Committee’s responsibilities as set forth in its charter and as approved by our Compensation Committee. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. The Compensation Committee reports to and, where required under its charter, obtains the approval of the Board of Directors on material compensation decisions made at each committee meeting.

We used these competitive data as a benchmark for analyzing the target total direct compensation for each executive position. For our executives, we established target total direct compensation for 2011 following a review of competitive data and in light of commitments made to them upon hiring and their actual responsibilities without regard to titles. The amounts established approximate the applicable market medians. We believe an approximate market median result is appropriate for our executives because we expect to achieve at least median performance and that result balances the cost of our compensation program with the expected performance.

Although target total direct compensation of our executives approximates the market median, an executive’s actual total direct compensation could vary significantly depending upon our actual performance against established goals. If our results are well above target performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below target levels.

Compensation Mix

We compensate our executives through a combination of base salary, bonus and long-term stock-based incentive awards. We balance the total direct compensation of our executives among fixed and variable compensation, short- and long-term compensation, and cash as well as stock-based compensation. The amount of total direct compensation of executives is allocated by the Compensation Committee among the various types of compensation in a manner designed to achieve our overall compensation objectives. In addition, the proportion of an executive’s total compensation that is dependent upon corporate performance, or “at risk,” is larger as the executive level increases. The satisfaction of performance goals is part of the determination of an executive’s bonus and long-term incentive compensation.

The total direct compensation earned in 2011 by our named executive officers is set forth below under “Elements of Direct Compensation — 2011 Actual Total Direct Compensation.”

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income. Our base salaries are designed to assist in attracting and retaining qualified executives. Each of our named executive officers has a base salary that is based upon a determination of the requirements of his or her position, an assessment of individual skills and competencies, including overall operational performance and execution of responsibilities, and upon the base salary level for executives in similar positions with companies within our peer group. It may also reflect an executive’s compensation level prior to joining us. When establishing base salaries for our executives, we do not take into account any awards previously made, including the results of equity-based awards under our long-term incentive plans. In the case of our chief executive officer, the Compensation Committee assesses his performance and determines his base salary level. For other executives, our chief executive officer assesses their performance and makes recommendations of base salary levels for consideration by the Compensation Committee.

For 2010, Mr. Scaminace was eligible for a salary increase, but requested that his base salary not be increased in light of the continuing difficult business environment. Our Board of Directors accepted Mr. Scaminace’s request and did not increase his base salary for 2010, holding it at the amount set in 2008 for the third consecutive year. For 2011, Mr. Scaminace received a 3% increase in base salary. For 2012, Mr. Scaminace’s base salary was increased to $973,474, reflecting a 3% increase from his base salary for 2011.

Each of our named executive officers (other than Mr. Scaminace) received a 3% base salary increase for 2010 and a 3% increase in base salary for 2011. For 2012, each of our named executive officers (other than Mr. Dunmead) received a 3% base salary increase. Mr. Dunmead received a 6% increase in base salary for 2012 in order to keep his base salary aligned with similar positions at our peer group companies. Following the base salary increases, our executive officers’ base salaries continue to approximate the market medians both overall and by executive. This approach is consistent with our pay philosophy.

Mr. Haber retired as our chief financial officer on December 31, 2011. Mr. Hix was hired as our vice president and chief financial officer effective January 3, 2012. Mr. Hix will receive an annual salary of $430,000 in 2012.

Annual Incentive Program

Annual Bonus

We maintain an annual incentive program that is comprised of an annual bonus element that provides our management employees, including our executives, with the opportunity to be rewarded based upon our financial performance that meets established goals. Annual bonuses are intended to provide incentives for executives to endeavor to achieve established annual goals and receive rewards when those goals are met or exceeded. When combined with base salaries, annual bonus opportunities for our executives generally are set to provide market median total cash compensation when target performance goals are met.

Our executives had a 2011 annual bonus opportunity based 55% upon consolidated operating profit and 45% upon consolidated free cash flow. Consolidated operating profit was weighted more heavily in 2011 than in

2010 in order to focus our executives on improving operating results following the economic downturn. We selected the consolidated operating profit criterion because of its direct correlation with the interests of our stockholders if we produce consistently higher levels of operating profit over the long-term, those results should lead to bottom-line results that drive stock price growth and return to our stockholders. We calculate operating profit by starting with net sales and deducting the costs of products sold and other operating expenses. We selected the free cash flow criterion because it reflects management’s ability to manage our capital for current operations and generate cash for future operations and expansion and also balances the operating profit performance criterion. We calculate free cash flow by adding depreciation and amortization to our operating profit and then adding or subtracting, as the case may be, the change in our working capital (calculated as accounts receivable plus inventory, less accounts payable) and subtracting capital expenditures. The Compensation Committee has discretion with respect to the appropriate calculation of consolidated operating profit and consolidated free cash flow for annual incentive purposes, based upon all relevant factors.

We establish a threshold objective, a target objective and a maximum objective for each criterion. These levels are designed to reflect results that range from an acceptable return to stockholders (threshold), to a more demanding but achievable result (target) and finally to a stretch objective that normally would be achieved infrequently (maximum). All bonuses are calculated on a linear basis between these threshold and maximum levels. Annual bonuses are self-funded in the sense that the threshold, target and maximum objectives are net of the aggregate amount that would be payable as bonuses at each level. Annual bonuses are paid in cash.

For our 2011 annual incentive program, we established the following consolidated operating profit objectives: threshold of $85.7 million, target of $114.2 million and maximum of $142.8 million. Each of these objectives was set above the 2010 level. The target objective was based upon our budgeted operating profit for 2011 and the threshold and maximum objectives were set to reflect potential variances from our budgeted operating profit taking into account historical volatility. We also established the following consolidated free cash flow performance objectives: threshold of $71.5 million, target of $95.3 million and maximum of $119.1 million. The target objective was based upon our budgeted free cash flow for 2011 and the threshold and maximum objectives were set to reflect potential variances from our budgeted free cash flow taking into account historical volatility. Our 2011 free cash flow performance target was set 22% higher than the 2010 free cash flow performance target but below the 2010 actual results due to our expectation at the time of establishing those targets that free cash flow would decrease in 2011 due primarily to higher anticipated capital expenditures to fund our growth.

Our actual operating profit as calculated for 2011 for purposes of our annual incentive program was $167.2 million. This operating profit result included operating profit from the acquisition of Vacuumschmelze GmbH & Co. KG (VAC), which we acquired in August 2011. If this operating profit result were judged against the performance goals initially established at the beginning of 2011, the maximum goal would have been achieved. However, consistent with our philosophy and practice with respect to treatment of acquisitions that occur during the course of the year, the Compensation Committee holds the executive officers accountable for achieving year-end results that include the projected results for the newly acquired business that were considered by the Board at the time that the acquisition was approved. Therefore, the Compensation Committee considered our performance, including the pro forma plan for VAC and the achieved results for VAC, in determining the appropriate level at which to award the bonuses. The Compensation Committee determined that, as adjusted for the significant acquisition, the actual operating profit exceeded the target operating profit objective (which would have been $150.7 million on an adjusted basis) but fell below the maximum level (which would have been $188.3 million on an adjusted basis). Our actual free cash flow for 2011 was $136.9 million, which was 144% of the target free cash flow objective. This result exceeded our maximum objective, representing a 21% increase over 2010 performance. Based on these results, actual bonuses for our named executive officers exceeded their target opportunities and produced cash compensation levels (of salary and cash bonus) that were above market medians, consistent with our compensation philosophy.

We selected the target bonus opportunities based upon competitive information that was derived from market data provided by our compensation consultant based on its annual compensation surveys and its review and analysis of executive compensation information contained in proxy statements of peer companies and other companies of similar size. We believe that the linkage between pay and performance in our annual bonus plan has been tested and, consistent with our pay for performance philosophy, has resulted in compensation that exceeds our peer group median when our results have exceeded target, and compensation that falls below our peer group median when our results were below target. The Compensation Committee reviews the proposed bonus compensation for our executives following the availability of operating profit and free cash flow information for a completed year, considers the recommendations of our chief executive officer (with respect to executive officers other than himself) and determines the bonus amounts. The Compensation Committee has the authority to exercise discretion in approving the amount of any bonus, notwithstanding the performance criteria established for bonuses. This discretion was not exercised for 2011.

The following table sets forth information regarding the annual bonus opportunities that were established for 2011 for named executive officers and the bonuses actually earned for 2011. If the annual bonuses are paid out at target level, the cash compensation (in the form of base salary and annual bonus) paid to the named executive officers approximates market median levels. If the annual bonuses are paid out at the maximum level, the cash compensation paid is in the top quartile of the market, and if the annual bonuses are paid out at threshold or not at all, then the cash compensation paid is well below market median.

	2011 Annual Bonus Opportunities
	Threshold		Target		Maximum		2011 Annual Bonus Actually Earned
Executive	% of Base Salary	Bonus Amount	% of Base Salary	Bonus Amount	% of Base Salary	Bonus Amount	% of Base Salary	Bonus Amount
J. Scaminace	20%	$189,024	100%	$945,120	200%	$1,890,240	169%	$1,598,198
K. Haber	12%	45,101	60%	225,507	120%	451,014	101%	381,332
S. Dunmead	10%	39,802	50%	199,009	100%	398,018	85%	336,524
V. Sachs	10%	37,227	50%	186,133	100%	372,266	85%	314,751
G. Griffith	10%	28,687	50%	143,434	100%	286,867	85%	242,546

High-Performance Bonus

In 2008, we supplemented our annual bonus program in connection with amendments made to our qualified defined contribution plan that is available generally to all of our U.S. employees. Commencing with bonuses for 2008, each of our historical U.S. employees, including our executives, became eligible to receive a high-performance bonus up to a maximum of 7.5% of that employee’s base salary and maximum annual bonus (without regard to the high-performance bonus). This high-performance bonus opportunity replaced a portion of the contribution formula under our defined contribution plan that was eliminated effective January 1, 2008. This high-performance bonus opportunity is intended to provide an additional incentive for our employees to endeavor to achieve the established maximum objective level and be rewarded when above-target objective levels are achieved. Effective in 2012, we eliminated high-performance bonuses for our named executive officers and will rely on the annual cash and long-term incentive awards to incentivize our named executive officers to achieve above-target results.

High-performance bonuses are payable in cash except with respect to Mr. Scaminace, who receives one-half of any high-performance bonus in stock options and one-half in restricted stock. We determined that any high-performance bonus earned by Mr. Scaminace should be paid in stock options and restricted stock rather than in cash in order to more effectively reinforce the focus upon the importance of long-term results and to implement our approach of having a larger portion of Mr. Scaminace’s compensation be stock-based compensation to align with long-term stockholder interests.

The 2011 high-performance bonus opportunity for our executives was based 55% upon our consolidated operating profit and 45% upon our consolidated free cash flow, but only to the extent such results exceeded the target performance levels established for 2011 for our annual incentive program. High-performance bonuses are calculated on a linear basis between the target and maximum levels.

The following table sets forth information regarding the high-performance bonus opportunity that was established for and earned by the named executive officers for 2011.

	2011 High-Performance Bonus Opportunity		2011 High-Performance Bonus Actually Earned
Executive	Target	Maximum
J. Scaminace	$0	$212,652	$131,536	(1)
K. Haber	0	62,014	39,155
S. Dunmead	0	59,703	37,982
V. Sachs	0	55,840	35,525
G. Griffith	0	43,030	27,375

(1)	Mr. Scaminace received one-half the value of his high-performance bonus in stock options and one-half in restricted stock.

Long-Term Stock-Based Compensation

We have determined that a combination of stock options, time-based restricted stock or units and performance-based restricted stock provides a package of incentive compensation that accomplishes the following:

•	effectively motivates executives;

•	reinforces the need for strong long-term financial results;

•	continues to align the interests of our executives with the interests of our stockholders;

•	builds executive stock ownership;

•	retains executives engaged in a significant transformation; and

•	balances the cost of the incentives and share dilution with the targeted results.

We have established targeted long-term stock-based compensation opportunities for our executives based upon executive position and competitive market information, including proxy data of peer companies and nationally recognized compensation surveys. The target is expressed as a monetary value that is derived from a percentage of an executive’s base salary and is intended to equal median levels for executives in comparable positions at similar size companies and peer organizations. The mix between award elements emphasizes performance-based awards (70%) more than service-based awards (30%), as illustrated by the table below. We believe this strikes a reasonable balance between awards that incentivize increases in our stock price and those that incentivize sustained long-term financial results.

Long-Term Incentive Award Elements

Type of Award	Percentage	Goal
Performance-Based Awards	70%
• Performance-Based Restricted Stock	25%	To provide incentives and rewards for achieving specified longer-term financial results.
• Options	45%	To maintain a strong tie between the interests of our executives and our stockholders because options produce rewards to executives only if our stock price increases.
Service-Based Awards	30%
• Time-Based Restricted Stock/Units	30%	To retain our management team and build equity ownership among our executives.

Beginning in 2012, we have replaced the time-based restricted stock awards with time-based restricted stock unit awards for tax reasons. The restricted stock units can only be settled in stock and are granted on substantially the same terms and conditions as the time-based restricted stock grants were previously granted.

To reinforce the commitment to long-term results and retain executives, our long-term awards fully vest in three years. Our stock options become exercisable in equal increments over a three-year period. Restrictions on time-based restricted stock awards lapse 100% on the third anniversary of their grant date (cliff vesting). Performance-based restricted stock awards are earned only upon satisfaction of performance goals relating to a three-year performance period. The cliff vesting associated with restricted stock awards reinforces the focus of these awards on executive retention.

In 2011, we established specific grant guidelines for each award element for each executive. The guidelines were based on several factors, including our historical stock price performance as measured by the average stock price for the last fiscal year, the estimated present value associated with each award element, an executive’s relative level of responsibility, the monetary value of an executive’s target long-term stock-based compensation and the targeted mix of long-term incentive opportunities. Grants are generally made to all eligible participants based on these guidelines, although the chief executive officer may make recommendations to the Compensation Committee to adjust an individual’s awards based on the individual’s performance, responsibilities or involvement in strategic initiatives. This discretion was not exercised for 2011.

We award performance-based restricted stock at the maximum value, which is double the target value, shortly after the start of each performance period. Each performance period covers three years. Beginning with the 2011 performance-based restricted stock awards, we have modified the method used to measure and calculate the amount of the award earned against performance. Rather than measuring our average EBITDA margin as compared to that of our peer companies and average return on net assets over the three-year performance period as we have done in the past, we have established an annual target that is applied for each year in the performance period; the target does not vary year to year. We measure performance against that criterion on an annual basis and determine the amount of restricted stock that was earned that year, ranging from a threshold amount to a maximum amount. No shares will be earned if the performance targets are not achieved at or above the threshold levels for that annual period. At the end of the three-year performance period, we average the amount of restricted stock that was earned in each year over the three-year period to arrive at the final amount of performance-based restricted stock that vests.

We established two performance criteria for the performance-based restricted stock awards made in 2011 (which are for the 2011-2013 performance period): our average EBITDA margin and our average return on net assets. These performance criteria complement and do not duplicate the criteria used in our annual bonus program. We use our average EBITDA margin as a criterion to motivate our executives to focus on margin improvement and outperform our competitors, which aligns with our articulated strategy to transform into a higher-margin specialty company. Average return on net assets emphasizes the need for our executives to focus on asset management performance that will ultimately create value for stockholders. We calculate average return on net assets for this purpose by dividing operating profit by net assets for each year of the performance period. Net assets are comprised of net property, plant and equipment, goodwill and current assets, less accounts payable, prepaid income taxes, assets of discontinued operations and cash. Both performance criteria are based on consolidated results, with no weighting given to business unit or individual performance. These performance criteria are weighted equally and each will determine vesting of up to 50% of the total performance-based restricted shares. Shares are earned on a linear basis between the established threshold and maximum levels. Shares that do not vest based upon the established performance objectives will be forfeited. These performance criteria are among those approved by our stockholders, with the result that we expect the value of any earned performance-based restricted stock to be tax deductible by us.

Our established performance levels are designed to reflect reasonable performance that would be minimally acceptable to stockholders and achieved consistently (threshold), performance that is more demanding and should be achieved more frequently (target), and outstanding performance that would be met relatively infrequently (maximum). The Compensation Committee historically has set the specific performance levels in a manner it believes at the time of grant is consistent with these general expectations. However, our business historically has been and currently remains significantly exposed to metal price volatility, which has caused material variations in our results from year to year.

Named executive officers received the following equity-based awards during 2011. The target value of these awards approximated market median levels of our peer group and other similarly-sized companies.

Executive	Stock Options	Performance-based Restricted Stock(1)	Time-based Restricted Stock
J. Scaminace	50,000	31,600	16,100
K. Haber	11,800	7,400	3,800
S. Dunmead	11,800	7,400	3,800
V. Sachs	11,800	7,400	3,800
G. Griffith	10,700	6,800	3,450

(1)	Maximum award. Target awards are one-half of these levels, as shown below under “Grants of Plan-Based Awards in 2011.”

In establishing award levels, we have available for consideration all information we believe is relevant to the compensation of our executives, including information contained on “tally sheets” reviewed by our Compensation Committee. This information is intended to reflect the value of an executive’s overall compensation, including base salary, bonuses, long-term incentive awards, other annual compensation information such as health, welfare and retirement benefits, compensation previously paid, and prior stock-based awards. In addition, the Compensation Committee has available for review information regarding equity ownership levels and change-in-control and severance payment opportunities applicable to our executives. Our primary focus is to retain executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction. Accordingly, we will take into account equity ownership, prior compensation, stock-based award opportunities and other compensation opportunities only if we believe it would be consistent with our corporate interests.

In February 2009, we granted performance-based restricted stock awards that were tied to our performance for the three-year period ended December 31, 2011. The performance criteria for the 2009 awards were average EBITDA margin percentile as compared to our peer group and average return on net assets (RONA), which, except for the comparison to our peer group, were applied in the same manner discussed above for awards made in 2011. The specific performance goals applicable to the 2009 awards were the same for all named executive officers and were as follows:

	Percent of Vesting for Each Criterion	Performance Goals
Performance Level		Average EBITDA Margin Percentile Compared to Peer Group		Average RONA 2009 - 2011
Threshold	0%	50	th	13.0%
Target	25%	75	th	15.5%
Maximum	50%	90	th	18.0%

In February 2012, our Compensation Committee determined that our average EBITDA margin was at the 44th percentile as compared to our peer group for the 2009-2011 period and the average RONA for that three-year period was 8.9%. Both of these results were below the threshold levels required to vest any of the performance-based restricted stock. As a result, the 48,800 shares originally granted to the named executive officers in 2009 were forfeited. This forfeiture was a loss (based on grant date value) of approximately $107,560 for each named executive officer except Mr. Scaminace, who forfeited shares valued at approximately $490,620 on the grant date. Vesting was based entirely on the results of our performance over the period, with the Committee exercising no discretion to positively or negatively adjust the number of shares earned.

Our current and intended future practice is to make long-term stock-based awards at the first Compensation Committee meeting held following the availability of preliminary financial results for the previous fiscal year and availability of the current year operating plan. This meeting customarily is held in February in conjunction with our regularly scheduled Board meeting, and this practice permits us to consider the preliminary prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events. For example, in connection with our employment of Mr. Hix as our new vice president and chief financial officer, we granted him 13,400 stock options, 9,200 shares of performance-based restricted stock, 4,700 restricted stock units and also granted an inducement award of 20,000 shares of time-based restricted stock and 8,000 stock options, all subject to vesting. We grant stock options only with an exercise price equal to or greater than the market price of our common stock on the grant date. We do not attempt to time the grant of stock-based awards to the release of material nonpublic information. Our practice is to publicly release financial results for completed annual and quarterly periods at approximately the same time we file the required annual or quarterly report with the SEC.

Realizable Pay Analysis — Chief Executive Officer

We believe in a “pay for performance” philosophy. Historically the Compensation Committee has reviewed a realizable pay analysis to that ensure our compensation programs are providing pay for performance as designed (achieving financial performance and providing stockholder returns). The realizable pay analysis was updated this year and considered by the Compensation Committee to test the alignment between pay and performance. The reason for this analysis is we do not believe the values as reported in the Summary Compensation Table (page 33) are an appropriate evaluation of how our actual performance has produced realizable (actual) pay. The Summary Compensation Table only reports actual base salary and bonus earned and the estimated accounting values of equity awards granted but not earned, which could be significantly greater or less based on our financial and stock price performance.

In contrast, we believe it is important to evaluate how our actual performance has produced realizable pay (actual pay) to the executive officers. For the purposes of our analysis, “realizable pay” includes: base salary; actual cash incentive compensation earned; the actual value of long-term performance equity awards (such as our restricted stock) for performance periods that began and ended during the five-year period; the vest date value of long-term performance-based equity awards that were granted and vested during the five-year period, as well as the value of unvested awards based on the 2010 year-end closing stock price; the value of outstanding in-the-money stock options granted during the five-year period based on the 2010 year-end stock closing price; and the actual gain on any stock options granted and exercised during the five-year period. Valuing equity awards in this manner is different from valuing equity awards at their aggregate grant date fair value, which is the method used in the Summary Compensation Table and the Grants of Plan-Based Awards Table. This analysis is based on results and awards for a five-year period to provide a full accounting of long-term incentives that may not pay out annually.

For the 2006-2010 five-year period, we found our chief executive officer’s realizable pay relative to our peer group was aligned with our total stockholder return performance as compared to the peer group (as shown in following exhibit). Total stockholder return is defined as 12/31/2006 stock price as compared to the 12/31/2010 stock price, plus reinvested dividends during this period.

For the five years ending in 2010, our total stockholder return equaled the peer group’s 66th percentile. In contrast, our chief executive officer’s realizable pay relative to the peer group was at the 50th percentile. This analysis demonstrates that our chief executive officer’s compensation is aligned with our stockholders’ interests.

The table below further illustrates that the fair market value on the date of grant of our equity awards is not indicative, necessarily, of the compensation ultimately received by our named executive officers. Because we have vesting and performance conditions associated with all equity awards, those awards remain at risk and subject to fluctuations in our stock price and performance.

	Year of Grant		Estimated Fair Market Value at Grant(1)	Current /Projected Value(2)	Current Value % of Fair Market Value
J. Scaminace	2011	(3)	$2,368,212	$613,109	26%
	2010		$1,718,533	$566,557	33%
	2009	(3)	$838,086	$768,099	92%

K. Haber	2011		$510,179	$125,164	25%
	2010		$476,503	$152,800	32%
	2009		$146,942	$125,378	85%

S. Dunmead	2011		$510,179	$125,164	25%
	2010		$476,503	$152,800	32%
	2009		$146,942	$125,378	85%

V. Sachs	2011		$510,179	$125,164	25%
	2010		$415,982	$132,580	32%
	2009		$146,942	$125,378	85%

G. Griffith	2011		$464,415	$113,853	25%
	2010		$415,982	$132,580	32%
	2009		$146,942	$125,378	85%

(1)	Based on fair market value of awards at the time of grant.

(2)	Based upon our March 1, 2012 average high and low stock price of $27.25 per share and the actual or projected funding level of performance-based restricted stock awards. The 2009 time-based restricted stock vested at $29.72 per share.
(3)	Mr. Scaminace received one-half the value of his high-performance bonus in stock options and one-half in restricted stock. Each of our other named executive officers received their high-performance bonus in cash.

2011 Actual Total Direct Compensation

The table below summarizes the actual total direct compensation earned by and awarded to named executive officers during 2011.

Executive	Base Salary	Annual Bonus	High- Performance Bonus		Long-Term Stock-Based Awards(1)	Total(2)
J. Scaminace	$945,120	$1,598,198	$131,536	(3)	$2,368,212	$5,043,066
K. Haber	375,845	381,332	39,155		510,179	1,306,511
S. Dunmead	398,018	336,524	37,982		510,179	1,282,703
V. Sachs	372,266	314,751	35,525		510,179	1,232,721
G. Griffith	286,867	242,546	27,375		464,415	1,021,203

(1)	The amounts in this column reflect the value at the date of grant of stock option and restricted stock awards made in 2011 under our 2007 Incentive Compensation Plan. Assumptions used in the calculation of the amounts are included in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The specific equity-based awards received by each of our named executive officers during 2011 are set forth above under “Elements of Direct Compensation — Long-Term Stock-Based Compensation.”

(2)	The amounts in this column do not include the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and the “All Other Compensation” columns of the Summary Compensation Table in this proxy statement.

(3)	Mr. Scaminace received one-half of his high-performance bonus in stock options and one-half in restricted stock. The value of such awards is not included in the “Long-Term Stock-Based Awards” column of this table or in the Summary Compensation Table in this proxy statement as the awards were made in 2012.

Other Compensation Elements

Perquisites

Each of our named executive officers receives an annual payment in lieu of receiving any specific perquisites or personal benefits. This annual payment is $30,000 for Mr. Scaminace and $25,000 for each of our other named executive officers. The cash payments made in 2011 to our named executive officers in lieu of perquisites are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement.

Executives are not permitted to use our corporate jet for personal travel. We have season tickets to Cleveland-based professional basketball, baseball and football games and from time to time have tickets to musical, theatrical, dance and other performing arts events. These tickets are primarily intended to be used to entertain customers and suppliers. On those occasions when tickets are not used for business-related entertainment, they may be used by a wide range of our employees, including our executives, through a lottery process or on an invited basis.

Retirement Plans

Our executives participate in our tax-qualified defined contribution 401(k) plan and our deferred compensation program, both of which are available generally to all of our employees in the United States. The plans in this program are designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement or any supplemental employee retirement plan for any executive. Our contributions to these plans for our named executive officers are included in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement. Our deferred compensation program is discussed under “Nonqualified Deferred Compensation” in this proxy statement.

Change in Control Agreements and Severance Plan

We have entered into change in control agreements with all of our executives. We believe that the change in control agreements serve to protect us against the loss of key executives in the context of the current strategic transformation of our business model. Change in control agreements entered into prior to 2010 contains a “tax gross-up” payment. We have modified the change in control agreements to remove this gross-up, and our new executive officers have entered into those agreements in 2010 and 2011. Our executive officers are covered by the OM Group, Inc. Executive Severance Plan, adopted in 2011, to provide us with the flexibility to modify terms and policies related to severance benefits, which are designed to protect our executives in the context of the rapid rate of strategic change occurring in our business. This overarching severance plan replaced the individual severance agreements that we had in place with our executive officers. This plan will offer us more flexibility to adapt our compensation policies and practices quickly to business needs and market trends. These agreements and plan are discussed under “Potential Payments upon Termination or Change in Control” in this proxy statement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer and certain other highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance-based” within the meaning of Section 162(m). Assuming the approval of Proposal 2 in this proxy statement, our stock option and performance-based restricted stock awards, as well as our annual bonuses and high-performance bonuses, satisfy the conditions for being “performance-based” under Section 162(m). Time-based restricted stock and restricted stock unit awards do not satisfy the Section 162(m) “performance-based” conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders. For instance, we have established Mr. Scaminace’s target total direct compensation at the level described above, even though it may not be fully deductible, because we believe such compensation is appropriate under relevant market conditions and is consistent with the objectives of our executive compensation program as applied to Mr. Scaminace.

Consideration of Risk-Taking due to Compensation Programs

As part of its customary process, the Compensation Committee specifically considers whether any elements of our compensation program encourage our executives and employees to take unreasonable risks relating to our business. The Committee believes that the mix of different types of available compensation, the specific performance criteria applied in our bonus and long-term incentive compensation programs, and the retention of discretion by our Compensation Committee in administering our various compensation programs all contribute to the focus by our executives and employees upon the long-term interests of stockholders, and that our overall compensation philosophy and specific compensation programs do not encourage our executives and employees to take unreasonable risks relating to our business.

Stockholder Engagement and Say on Pay Results

We engage in dialogue with our stockholders about various corporate governance issues of importance to them. For example, last year we adopted a majority voting standard for election of our directors, due in part to the interest in that policy expressed by a shareholder. We have engaged in dialogue with representatives of the Society of Jesus regarding adoption of a human rights policy, driven in large part by our involvement in a joint venture in the Democratic Republic of the Congo, and this year we adopted a human rights policy that is tailored to our business. We also have discussed our director independence criteria and assessments. We gain in our understanding of the topics and issues that are important to our stockholders through these discussions.

At our May 2011 annual meeting, our stockholders voted to approve our executive compensation program as disclosed in the annual meeting proxy statement. We were pleased that approximately 80% of the votes cast supported our compensation program and philosophy. In our discussions with stockholders throughout this year, we have not received any concerns or comments regarding our executive compensation program. Therefore we have not altered any specific component of our compensation program due to such feedback. However, we have continued to examine and modify our compensation program this year, as discussed throughout this proxy statement, to implement best practices and to provide a competitive pay-for-performance package that incentivizes and retains our executives. We will continue to consider shareholder sentiments about our core philosophy and objectives when determining executive compensation.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each named executive officer for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4)($)	Total ($)
J. Scaminace	2011	$945,120	$1,265,692	$1,102,520	$1,598,198	$14,211	$101,078	$5,026,819
Chairman and Chief Executive Officer	2010	917,600	745,038	973,495	1,776,458	7,934	202,724	4,623,249
	2009	917,600	231,923	606,163	0	5,009	232,239	1,992,934

K. Haber	2011	375,845	273,825	236,354	420,487	2,015	54,224	1,362,750
Chief Financial Officer	2010	364,898	200,823	275,680	483,023	1,125	74,550	1,400,099
	2009	354,270	32,192	114,750	0	711	83,037	584,960

S. Dunmead	2011	398,018	273,825	236,354	374,506	4,734	55,837	1,343,274
Vice President and General Manager, Specialties Group	2010	386,425	200,823	275,680	444,389	2,643	73,999	1,383,959
	2009	375,170	32,192	114,750	0	1,669	79,945	603,726

V. Sachs	2011	372,266	273,825	236,354	350,276	2,753	53,963	1,289,437
Vice President, General Counsel and Secretary	2010	361,423	174,762	241,220	403,203	1,537	70,357	1,252,502
	2009	350,896	32,192	114,750	0	970	77,475	576,283

G. Griffith	2011	286,867	250,094	214,321	269,921	1,277	47,751	1,070,231
Vice President, Strategic Planning, Development and Investor Relations	2010	278,512	174,762	241,220	310,708	713	60,081	1,065,996
	2009	270,400	32,192	114,750	0	450	65,890	483,682

(1)	The amounts in this column reflect the aggregate compensation cost to be recognized for financial reporting purposes over the vesting period of awards made pursuant to our stock-based incentive plans, in accordance with FASB ASC Topic 718. With respect to performance-based restricted stock awards, this amount reflects the determination made at the time of grant regarding the probable outcome of the performance conditions relating to the stock award. Assumptions used in the calculation of the amounts are included in note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. With respect to stock awards, the value of awards at the grant date, assuming the highest level of performance, was as follows:

	2011	2010	2009
J. Scaminace	$1,842,550	$1,480,878	$722,543
K. Haber	408,912	398,580	139,751
S. Dunmead	408,912	398,580	139,751
V. Sachs	408,912	349,524	139,751
G. Griffith	374,228	349,524	139,751

(2)	The amounts in this column reflect annual bonus amounts and, except for Mr. Scaminace, high-performance bonus amounts earned under our annual incentive program, which is described above in the “Compensation Discussion and Analysis” portion of this proxy statement. As described, Mr. Scaminace’s high-performance bonus for 2011, which was valued at $131,536, was paid one-half in stock options and one-half in restricted stock. These stock options and restricted stock awards were granted in 2012 and their aggregate value will be included in Mr. Scaminace’s 2012 compensation.

(3)	The amounts in this column reflect the above-market earnings on compensation that is deferred under our benefit restoration plan, which is discussed below under “Nonqualified Deferred Compensation.”

(4)	The amounts in this column for 2011 are comprised of the following for the indicated executives:

Name	Contributions to Qualified 401(k) Plan		Employer Contribution to Nonqualified Deferred Compensation Plan	Employer Contributions to Employee Benefit Plans Total(a)	Payment in lieu of Perquisites(b)
	Employer Contribution	Employer Match
J. Scaminace	$8,575	$9,800	$52,703	$71,078	$30,000
K. Haber	8,575	9,800	10,849	29,224	25,000
S. Dunmead	8,575	9,800	12,462	30,837	25,000
V. Sachs	8,575	9,800	10,588	28,963	25,000
G. Griffith	8,575	9,800	4,376	22,751	25,000

(a)	These amounts have not been received by the executives. See “Nonqualified Deferred Compensation.”

(b)	In lieu of receiving any perquisites or personal benefits, each of our executive officers receives an annual cash payment. Such annual payment is $25,000 for each of our executive officers other than Mr. Scaminace, who receives an annual payment of $30,000.

Grants of Plan-Based Awards in 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Possible Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)		Closing Market Price at Grant Date (1) ($/Sh)
Name	Grant Date	Threshold (#)	Target (#)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
J. Scaminace	2/08/2011(2)	—	—	—		—	50,000	—	$36.51	$1,001,500		$37.02
	2/08/2011(3)	—	—	—		—	16,100	—	—	587,811		—
	2/08/2011(4)	—	—	—		0	15,800	31,600	—	1,153,716	(5)	—
	—(6)	—	—	212,652	(7)	—	—	—	—	—		—
	2/08/2011(8)	189,024	945,120	1,890,240		—	—	—	—	—		—
	2/08/2011(9)	—	—	—		—	5,289	—	36.51	101,020		—
	2/08/2011(10)	—	—	—		—	2,767	—	—	101,023		—

K. Haber	2/08/2011(2)	—	—	—		—	11,800	—	36.51	236,354		37.02
	2/08/2011(3)	—	—	—		—	3,800	—	—	138,738		—
	2/08/2011(4)	—	—	—		0	3,700	7,400	—	270,174	(5)	—
	—(6)	—	—	62,014	(7)	—	—	—	—	—		—
	2/08/2011(8)	45,101	225,507	451,014		—	—	—	—	—		—

S. Dunmead	2/08/2011(2)	—	—	—		—	11,800	—	36.51	236,354		37.02
	2/08/2011(3)	—	—	—		—	3,800	—	—	138,738		—
	2/08/2011(4)	—	—	—		0	3,700	7,400	—	270,174	(5)	—
	—(6)	—	—	59,703	(7)	—	—	—	—	—		—
	2/08/2011(8)	39,802	199,009	398,018		—	—	—	—	—		—

V. Sachs	2/08/2011(2)	—	—	—		—	11,800	—	36.51	236,354		37.02
	2/08/2011(3)	—	—	—		—	3,800	—	—	138,738		—
	2/08/2011(4)	—	—	—		0	3,700	7,400	—	270,174	(5)	—
	—(6)	—	—	55,840	(7)	—	—	—	—	—		—
	2/08/2011(8)	37,227	186,133	372,266		—	—	—	—	—		—

G. Griffith	2/08/2011(2)	—	—	—		—	10,700	—	36.51	214,321		37.02
	2/08/2011(3)	—	—	—		—	3,450	—	—	125,960		—
	2/08/2011(4)	—	—	—		0	3,400	6,800	—	248,268	(5)	—
	—(6)	—	—	43,030	(7)	—	—	—	—	—		—
	2/08/2011(8)	28,687	143,434	286,867		—	—	—	—	—		—

(1)

In accordance with our historical practice, stock option awards were granted in 2011 at an exercise price equal to the average of the high and low price of our common stock on the NYSE on the grant date.

(2)	Stock option award granted under our 2007 Incentive Compensation Plan. These options vest in three equal installments on February 8, 2012, 2013 and 2014.

(3)	Time-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting on February 8, 2014.

(4)	Performance-based restricted stock award granted under our 2007 Incentive Compensation Plan. Subject to vesting based upon the satisfaction of our performance criteria for the three-year period ending December 31, 2013.

(5)	Based upon the maximum value of performance-based awards, which is double the target value.

(6)	High-performance bonus award under our 2007 Incentive Compensation Plan. Each executive was eligible to receive a high-performance bonus up to a maximum of 7.5% of his or her base salary and maximum annual bonus. There was no specific grant date associated with the high-performance bonuses.

(7)	Reflects the maximum amount payable as a 2011 high-performance bonus. Such bonus was payable only to the extent that the actual results exceeded the established operating profit target performance level, calculated on a linear basis between the target and maximum levels.

(8)	2011 annual bonus opportunity granted under our 2007 Incentive Compensation Plan.

(9)	Reflects the stock option award made in 2011 in payment of Mr. Scaminace’s 2010 high-performance bonus. These shares vested February 8, 2012.

(10)	Reflects the time-based restricted stock award made in 2011 in payment of Mr. Scaminace’s 2010 high-performance bonus. These shares vested February 8, 2012.

Narrative to Summary Compensation and

Grants of Plan-Based Awards Tables

Restricted Stock and Stock Option Programs

On February 7, 2007, our Board approved the 2007 Incentive Compensation Plan, which was approved by our stockholders on May 8, 2007. The 2007 Incentive Compensation Plan superseded and replaced our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, both of which terminated upon stockholder approval of the 2007 Incentive Compensation Plan. The termination of our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan did not affect awards outstanding under either plan. Stockholders are being asked at the annual meeting to re-approve the performance measurements set forth in our Amended and Restated 2007 Incentive Compensation Plan.

Under the 2007 Incentive Compensation Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock awards, and phantom stock and restricted stock unit awards to our employees and our non-employee directors. Prior to May 8, 2007, under our 1998 Long-Term Incentive Compensation Plan and our 2002 Stock Incentive Plan, we previously awarded stock options to our employees and our directors and time-based and performance-based restricted stock to our employees. Our Compensation Committee administers outstanding awards under all of our plans. As discussed in the “Compensation Discussion and Analysis” section, we made significant modifications to the terms of our equity awards beginning in 2012, such as deferring payment of dividends on restricted stock until restrictions are lifted and adding a change in control “double trigger” requirement for acceleration of the award. Therefore, the following description applies only to awards made prior to 2012 and will be modified in the future to reflect our equity award program modifications.

Under these plans, the exercise price of stock options may not be less than the per share fair market value of our common stock on the grant date. Our historical practice under these plans has been to grant stock options at an exercise price equal to the average of the high and low prices of our common stock on the NYSE on the date the option is granted. As a result, we may grant stock options at an exercise price that is greater or less than the closing price of our common stock on the NYSE on the grant date. We also granted stock options to our chief executive officer in connection with his hiring at exercise prices significantly above the market price on the date of grant. We do not price stock options on a date other than the grant date. The stock options we grant generally are exercisable in equal increments over a three-year period from the grant date and no option may be exercised prior to one year from the date of grant, except in event of a change in control, death, disability or retirement. If an employee’s employment ceases due to a change in control, death, disability or retirement, all unvested stock options become immediately exercisable. If employment ceases for any reason other than a change in control, death, disability or retirement, all unvested stock options are forfeited and any vested but unexercised options may be exercised within three months of cessation of employment. All outstanding stock options expire ten years after their grant date.

Our time-based restricted stock granted under these plans generally vests three years after the grant date, and our performance-based restricted stock granted under these plans is earned upon satisfaction of performance goals relating to a three-year period. If an employee’s employment ceases for any reason other than a change in control, death, disability or retirement, all unvested restricted stock awards are forfeited. If an employee’s employment ceases due to a change in control, all unvested time-based restricted stock granted under these plans vests, and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. In the event of an employee’s death or disability, a pro rata portion (as determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock granted under these plans will vest, and the employee will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock granted under these plans, as determined at the end of the performance period. In the event of an employee’s retirement, all unvested time-based restricted stock granted under these plans vests and all unvested performance-based restricted stock granted under these plans vests at the “target” performance level. Employees who receive restricted stock awards have voting rights and the right to receive any dividends that are declared. Any such dividends that are declared will be held by us and distributed to employees only when the restricted stock vests or is earned.

Outstanding Equity Awards at 2011 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

J. Scaminace	—	50,000	(4)	—	$36.51	2/8/2021	42,567	(8)	$953,075	89,600	(12)	$2,006,144
	—	5,289	(7)	—	36.51	2/8/2021	—		—	—		—
	18,833	37,667	(5)	—	30.66	2/9/2020	—		—	—		—
	30,999	15,501	(6)	—	20.12	2/3/2019	—		—	—		—
	7,703	—		—	20.12	2/3/2019	—		—	—		—
	33,550	—		—	58.57	3/10/2018	—		—	—		—
	45,250	—		—	51.16	2/7/2017	—		—	—		—
	85,050	—		—	28.67	6/13/2015	—		—	—		—
	89,945	—		—	33.67	6/13/2015

K. Haber	—	11,800	(4)	—	36.51	2/8/2021	9,800	(9)	219,422	21,700	(13)	485,863
	5,333	10,667	(5)	—	30.66	2/9/2020	—		—	—		—
	6,799	3,401	(6)	—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—

S. Dunmead	—	11,800	(4)	—	36.51	2/8/2021	9,800	(9)	219,422	21,700	(13)	485,863
	5,333	10,667	(5)	—	30.66	2/9/2020	—		—	—		—
	6,799	3,401	(6)	—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	30,000	—		—	31.38	11/8/2014	—		—	—		—

V. Sachs	—	11,800	(4)	—	36.51	2/8/2021	9,200	(10)	205,988	20,700	(13)	463,473
	4,666	9,334	(5)	—	30.66	2/9/2020	—		—	—		—
	6,799	3,401	(6)	—	20.12	2/3/2019	—		—	—		—
	8,200	—		—	58.57	3/10/2018	—		—	—		—
	11,000	—		—	51.16	2/7/2017	—		—	—		—
	10,500	—		—	28.76	5/1/2016	—		—	—		—
	33,334	—		—	20.86	9/26/2015	—		—	—		—

G. Griffith	—	10,700	(4)	—	36.51	2/8/2021	8,850	(11)	198,152	20,100	(14)	450,039
	4,666	9,334	(5)	—	30.66	2/9/2020	—		—	—		—
	6,799	3,401	(6)	—	20.12	2/3/2019	—		—	—		—
	5,975	—		—	58.57	3/10/2018	—		—	—		—
	8,000	—		—	51.16	2/7/2017	—		—	—		—
	4,950	—		—	28.76	5/1/2016	—		—	—		—
	5,000	—		—	31.38	11/8/2014	—		—	—		—

(1)	The unvested shares reflected in this column are time-based restricted shares.

(2)	Based upon the closing market price of our common stock on the NYSE on December 30, 2011, which was $22.39.

(3)	The unearned shares reflected in this column are performance-based restricted shares.

(4)	On February 8, 2012, one-third of these options vested. The remaining options will vest in two equal installments on February 8, 2013 and 2014.

(5)	On February 9, 2012, one-half of these options vested. The remaining options will vest on February 9, 2013.

(6)	These shares vested on February 3, 2012.

(7)	Represents a payment earned based upon achievement of corporate performance objectives related to a 2010 bonus. These shares vested on February 8, 2012.

(8)	These shares vested on February 3, 2012 as to 7,400 shares and February 8, 2012 as to 2,767 shares and will vest on February 9, 2013 as to 16,300 shares and February 8, 2014 as to 16,100.

(9)	These shares vested on February 3, 2012 as to 1,600 shares and will vest on February 9, 2013 as to 4,400 shares and on February 8, 2014 as to 3,800 shares.

(10)	These shares vested on February 3, 2012 as to 1,600 shares and will vest on February 9, 2013 as to 3,800 shares and February 8, 2014 as to 3,800 shares.

(11)	These shares vested on February 3, 2012 as to 1,600 shares and will on February 9, 2013 as to 3,800 shares and on February 8, 2014 as to 3,450 shares.

(12)	In February 2011, the Compensation Committee determined that none of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, all shares were forfeited by Mr. Scaminace. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2012 as regards 32,000 shares and December 31, 2013 as regards to 31,600 shares.

(13)	In February 2011, the Compensation Committee determined that no shares had been earned by each of Mr. Haber, Mr. Dunmead and Ms. Sachs. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, all shares were forfeited by each of Mr. Haber, Mr. Dunmead and Ms. Sachs. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2012 as regards to 8,600 shares for Mr. Haber and Mr. Dunmead and 7,600 shares as regard to Ms. Sachs and on December 31, 2013 as regards to 7,400 shares for each executive.

(14)	In February 2011, the Compensation Committee determined that none of these shares had been earned. As a result of the determination of the Compensation Committee regarding the extent to which applicable performance goals were satisfied, all shares were forfeited by Mr. Griffith. The remaining shares are subject to satisfaction of performance goals for performance periods that end on December 31, 2012 as regards to 7,600 shares and December 31, 2013 as regards to 6,800 shares.

Option Exercises and Stock Vested During 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized On Vesting ($)
J. Scaminace	—	—	5,607	$193,141
K. Haber	—	—	1,349	46,473
S. Dunmead	—	—	1,349	46,473
V. Sachs	—	—	1,349	46,473
G. Griffith	—	—	982	33,827

Nonqualified Deferred Compensation

We maintain a nonqualified deferred compensation program for select key management employees who have been designated to participate in such program by the Compensation Committee of our Board of Directors and whose tax-qualified plan benefits are subject to certain limitations under the Internal Revenue Code. The currently active component of this program is the Deferred Compensation Plan (the “DCP”). In general, the DCP allows participating executives to defer up to 75% of their base salary and up to 100% of their bonuses, and any other cash or equity-based compensation determined by the Compensation Committee to be deferrable under the DCP, as reduced by any applicable taxes and employee benefit plan deductions. All amounts deferred are 100% vested. In addition, the accounts of DCP participants will be credited with employer make-up contributions as calculated under our 401(k) plan as regards certain participant deferrals to the DCP, and also credited with employer restoration contributions to reflect contributions (calculated in the same manner) that could not be made under that 401(k) plan due to Internal Revenue Code limitations. Make-up and restoration contributions are made only to the extent that the executive participates in our tax-qualified 401(k) plan. Under our 401(k) plan, we contribute 3.5% of compensation as a basic retirement savings contribution, match 100% on the first 3% of participant savings and match 50% on the next 2% of participant savings. We do not maintain any defined benefit plan or supplemental employee retirement plan for any executive.

These employer contributions generally will be credited to participant accounts in the year following the year of the related participant deferral. The accounts of DCP participants also may be credited with discretionary employer contributions that are approved by the Compensation Committee (no such contributions were approved for 2011). Amounts credited to DCP accounts are deemed to be invested in one or more investment options as selected by each participant from investment options determined by the Compensation Committee to be available for DCP accounts, which currently are the same investment options available to all employees participating in our tax-qualified 401(k) plan and do not include any premium or guaranteed returns.

Participants in the DCP are entitled to receive benefits upon separation from service and upon death and disability, as well as upon any specified date that has been established by the participant with respect to compensation that has been deferred. Subject to applicable provisions of Section 409A of the Internal Revenue Code, DCP participants may receive account balances in a lump sum upon separation from service or an established specified benefit date, unless they have elected to receive such balance in annual installments for up to a 15-year period in the case of a separation from service and up to a five-year period in the case of a specified benefit date. Non-employee directors may defer their directors’ fees under the DCP.

We also maintain a separate nonqualified Benefit Restoration Plan (the “BRP”), under which participating executives historically were credited with specified amounts not permitted to be allocated to their accounts under our tax-qualified plan and credited with amounts related to profit-sharing payments made by us to employees generally. The BRP is no longer active, such that no amounts were credited to BRP accounts during 2011 and no further amounts will be credited to BRP accounts in the future, other than earnings on the balance in each participating executive’s account. Earnings are calculated by multiplying the balance of a participating executive’s account at the beginning of the year by the five-year rolling average annual composite yield on Moody’s Corporate Bond Yield Index for the immediately preceding five years. BRP participants are fully vested in their BRP accounts and, subject to any applicable provisions of Internal Revenue Code Section 409A, generally will receive their BRP account balances in a lump sum upon separation from service or a change in control (both as defined in Section 409A).

The following table sets forth information regarding our deferred compensation plans.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY(2)($)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
J. Scaminace	—		$52,703	$46,957	$(169,112)	$1,041,093
K. Haber	$56,035	(1)	10,849	6,065	—	312,353
S. Dunmead	127,457	(1)	12,462	9,223	—	674,039
V. Sachs	—		10,588	10,174	—	278,455
G. Griffith	—		4,376	4,220	—	117,219

(1)	This amount reflects a portion of salary that the indicated executive elected to defer during 2011. This amount is included in the “Salary” column of the Summary Compensation Table above.

(2)	Reflects restoration contributions made by us based upon participation by the indicated executives in the DCP during 2011. All contributions are included in the “All Other Compensation” column of the Summary Compensation Table above. No make-up contributions were required to be credited to the indicated executives for 2011 pursuant to the DCP.

(3)	This column includes the amounts of above-market earnings shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.

(4)	Of the totals in this column, amounts previously reported in the Summary Compensation Table for previous years are as follows: Mr. Scaminace — $983,350; Mr. Haber — $169,473; Mr. Dunmead — $239,569; Ms. Sachs — $230,600; and Mr. Griffith — $97,538.

Potential Payments upon Termination or Change in Control

We maintain change in control agreements with all of our named executive officers, who also participate in our severance and long-term incentive compensation plans. The following summaries describe and quantify the payments that each named executive officer would receive if his or her employment with us were terminated or if we had a change in control and such executive officer’s employment were terminated following the change in control. The summaries assume that the termination and/or change in control occurred on December 30, 2011 and that the relevant stock price is the closing market price of our common stock on the NYSE on December 30, 2011, which was $22.39. Mr. Haber retired as our chief financial officer on December 31, 2011. The discussion and disclosure of termination and change in control payment amounts below is included as required by the Securities and Exchange Commission rules and regulations, although Mr. Haber is no longer eligible to receive any such payments from us.

Payments Pursuant to Severance Plan

Each of our named executive officers participates in the OM Group, Inc. Executive Severance Plan, adopted by our board of directors on May 23, 2011 and effective on May 31, 2011. None of our executive officers have individual severance agreements as a matter of compensation policy and philosophy. This overarching severance plan provides the Compensation Committee with greater flexibility to modify terms and policies related to severance benefits in a rapidly changing market.

The severance plan provides severance benefits for executive officers designated by the Compensation Committee. A participant is entitled to benefits under the severance plan (i) if the participant is not otherwise eligible to receive payments and benefits under a change in control agreement and (ii) upon the occurrence of the following events: an involuntary termination of employment without cause (as such term is defined in the severance plan, and except due to death or disability), a voluntary termination of employment for good reason (as such term is defined in the severance plan) and, for the chief executive officer, termination due to death or disability. Severance benefits are provided in the event of a divestiture of a business unit or outsourcing of a business activity under limited circumstances. Participation under the severance plan precludes participation in any other severance plan, program, agreement or arrangement maintained by us.

The severance plan provides that a participant will be entitled to receive the following payments and benefits:

•

Single lump sum cash payment, payable on the 60th day following the severance date, in an amount equal to the sum of: (a) two times base salary in the case of the chief executive officer and one and a half times base salary for participants other than the chief executive officer and (b) two times the annual bonus amount (defined as the average actual annual cash bonus for the three most recently completed fiscal years) in the case of the chief executive officer and one and a half times the annual bonus for participants other than the chief executive officer;

•	Pro rata bonus for any participant who incurs a severance more than 90 days after the start of a fiscal year;

•	Health benefits for 24 months after severance in the case of the chief executive officer and 18 months for participants other than the chief executive officer, subject to re-employment limitations;

•	Outstanding and vested stock options will remain exercisable for three months after severance or until the expiration date of those options, whichever is earlier; and

•

Reimbursement for outplacement services for a period of 12 months immediately following severance, or if earlier, until the first acceptance by the participant of an offer of employment; reimbursements are limited to $25,000 in the case of the chief executive officer and $10,000 for outplacement services for participants other than the chief executive officer.

In order to receive benefits under the severance plan, the participant must provide a general waiver and release of claims in our favor, return confidential information to us, agree not to solicit our employees or customers or compete for a period of two years following severance for the chief executive officer and 18 months for participants other than the chief executive officer.

The payments that would have been made under this plan, assuming a termination as of December 30, 2011, are indicated below:

	Cash Payment	Pro Rata Bonus	Health Care Benefit	Outplacement Services
J. Scaminace	$4,140,011	$1,598,198	$24,208	$25,000
K. Haber	966,367	381,332	18,156	10,000
S. Dunmead	958,502	336,524	24,345	10,000
V. Sachs	890,703	314,751	18,156	10,000
G. Griffith	686,374	242,546	18,156	10,000

Payments in the Event of Death, Disability or Retirement

If any named executive officer dies, becomes disabled or retires while employed by us, any unvested options held by that executive officer will become exercisable immediately. If any named executive officer dies or becomes disabled, a pro rata portion (determined by the number of days from the date of grant as compared to the full three-year period) of unvested time-based restricted stock will vest, and the executive will remain eligible to receive a pro rata portion (determined in the same manner) of unvested performance-based restricted stock, as determined at the end of the performance period. If any named executive officer retires, all unvested time-based restricted stock will vest and all unvested performance-based restricted stock will vest at the “target” performance level. As discussed above under “Nonqualified Deferred Compensation,” each named executive officer’s benefits accumulated under our deferred compensation program will be distributed in the event of retirement, death or disability.

The table below sets forth payments that would have been made and the value of outstanding awards that would have been received in the event of death, disability or retirement, assuming that such event had occurred on December 30, 2011, assuming each executive was eligible for retirement at that date under our retirement policy, and based upon the closing market price of our common stock on the NYSE on December 30, 2011 ($22.39 per share). The “death or disability” column includes payments under our deferred compensation program, the value of unvested options that would have become exercisable upon death or disability, and the value of time-based restricted stock that would have vested upon such an event. No amount is included in the “death or disability” column for performance-based restricted stock awards since payment of such awards is made only at the end of the performance period upon satisfaction of applicable performance goals. The “retirement” column includes payments under our deferred compensation program and, for eligible individuals, the value of unvested options that would have become exercisable upon retirement and the value of restricted stock awards that would have vested upon retirement (at “target” level, as regards performance-based awards).

	Death or Disability	Retirement(1)
J. Scaminace	$1,592,547	$2,609,993
K. Haber	442,186	782,425
S. Dunmead	803,872	1,144,111
V. Sachs	399,825	723,898
G. Griffith	236,260	548,108

(1)	“Retirement” under our retirement policy means separation from service after attainment of both age 55 and ten years of service. None of our named executives was eligible for retirement at December 31, 2011.

Payments in Event of a Change in Control

We have entered into a change in control agreement with each of our named executive officers. In the event that payments are made pursuant to these agreements, the payments and covenants required under these agreements supersede any other agreement between us and the named executive officer.

Under each change in control agreement, two events must take place before an executive receives payment. First, a change in control must occur. A “change in control” is defined as any of the following: (a) the acquisition by an individual, group or entity of beneficial ownership of 33% or more of our outstanding voting shares (not including any acquisition from us, by us or by our employee benefit plan), (b) the members of the board of directors in place at the time of the agreement cease to constitute a majority of the board (for reasons other than death or disability), subject to certain circumstances, or (c) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of our assets, subject to certain limitations and conditions set forth in the agreement.

Second, the executive’s employment must be terminated, either by us “without cause” or by the executive for “good reason,” during the term of the change in control agreement. Termination “without cause” means termination for any reason other than death, retirement, disability or cause, as each term is defined in the agreement. In the executives’ agreements, other than Mr. Scaminace’s agreement, termination for “good reason” includes: (a) the assignment of duties inconsistent with the executive’s position, authority, duties, responsibilities or any other action that results in the diminution in such position, authority, duties or responsibilities, (b) the failure to provide the executive with salary, benefits, and bonus opportunity equal to or greater than those in effect prior to a change in control, (c) the requirement that the executive work from a location that is more than 50 miles from the location from which he or she worked prior to the change in control, or a requirement that the executive travel on business to a substantially greater extent than prior to the change in control, or (d) the failure to require any successor to our business to assume and agree to the change in control agreement. Mr. Scaminace’s agreement includes the following “good reason” termination provisions: (i) a reduction in his salary from the highest level in effect for the year prior to the change in control, (ii) the aggregate compensatory opportunities provided to him after a change in control are reduced below the levels provided prior to a change in control, subject to certain limitations, (iii) after the change in control, he is not permitted to participate in the compensatory programs generally available to executives of the surviving entity, (iv) the surviving entity has headquarters outside of the Cleveland metropolitan area, (v) the surviving entity requires him to be based at or generally work from a primary business location that is outside the Cleveland metropolitan area or the surviving entity requires that he travel on business to a substantially greater extent than prior to the change in control, (vi) he determines in good faith that his responsibilities, duties or authorities with the surviving entity are materially reduced from those in effect prior to the change in control, (vii) the failure to require any successor to our business to assume and agree to the change in control agreement, (viii) he determines in good faith that he is unable to fulfill his authorities, duties or responsibilities as chief executive officer after the change in control or that the company’s strategic plan varies materially from the plan that was in place prior to the change in control, or (ix) he ceases to be a member of the board of directors of the surviving entity for reasons other than death, disability or voluntary resignation.

In the event that both triggering events occur, each named executive officer will be entitled to the following payments and benefits:

•	Full base salary earned through date of termination and bonus for last completed fiscal year, to the extent not otherwise paid;

•	Target bonus (based on 100% achievement of performance goals) for the fiscal year of termination, prorated based on the number of days employed by us during that year;

•

Lump-sum payment equal to two times the sum of (a) base salary equal to the greater of the annual base salary in effect immediately before the change in control or the highest rate of base salary in effect at any time prior to termination and (b) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions and bonuses. In Mr. Scaminace’s case, this payment will be equal to three times the sum of (x) the highest base salary in effect prior to termination and (y) “additional compensation” as defined in the agreement and based on the three-year average (or modified average if the period of employment is less than three years) of the total annual incentive compensation, commissions, bonuses which amount shall not be less than $950,000;

•	The immediate vesting of all unvested stock options;

•

The immediate vesting and redemption of all unvested shares of restricted stock at a price equal to the higher of (a) the mean of the high and low trading prices of our common stock on the NYSE on the termination date or (b) the highest price per share actually paid in connection with the change in control;

•

Continued coverage and a lump-sum payment to fund additional continuing coverage under the life and health insurance programs, as well as another lump-sum payment equal to 15% of the amount in the “Additional Payment” column of the following table to fund continuing disability coverage and any other employee benefit programs, in which the executive participated prior to termination, all for a period of two years (three years for Mr. Scaminace) following termination;

•

“Gross-up” payments to reimburse the executive for any excise taxes incurred in relation to the above payments. In 2010 we modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreements entered into with our vice president of human resources and our new chief financial officer in January 2012 did not provide for a “gross-up” payment and change in control agreements entered into with executive officers in the future will not provide for such payments; and

•	Reasonable outplacement services, customarily provided at the executive’s officer level, for up to one year after termination.

If an executive receives payment under these agreements, then the executive agrees not to compete with our successor for a period of one year from the termination date. The executive also agrees to maintain the confidentiality of our and our successor’s information and to not disparage us or our successor or our respective directors, partners, officers or employees. The executive also must provide a general release of all claims and causes of action against us arising from or relating to the executive’s employment with us.

The payments and benefits that would have been received by each of our named executive officers, assuming a change in control and related termination had occurred on December 30, 2011 and based upon the closing market price of our common stock on the NYSE on December 30, 2011 ($22.39 per share), are as follows:

	Salary	Bonus	Target Bonus	Additional Payment	Stock Option Value	Restricted Stock Payment	Retirement Plan Payment	Welfare Benefit Value	Tax Gross-Up Payment(1)	Total
J. Scaminace	$36,351	—	$945,120	$6,543,606	$123,041	$2,536,787	$1,041,093	$1,048,664	—	$12,274,662
K. Haber	14,456	—	225,507	1,354,030	23,154	705,285	312,353	241,187	—	2,875,972
S. Dunmead	15,308	—	199,009	1,341,966	23,154	705,285	674,039	239,377	—	3,198,138
V. Sachs	14,318	—	186,133	1,246,851	74,155	669,461	278,455	225,110	—	2,694,483
G. Griffith	11,033	—	143,434	960,820	23,154	648,191	117,219	182,205	—	2,086,056

(1)	In 2010, we modified our form of change in control agreement to remove the provision for “gross-up” payments, with the result that the change in control agreement entered into with our vice president of human resources and our new vice president and chief financial officer did not provide for a “gross-up” payment, and change in control agreements entered into with executive officers in the future will not provide for such payments.

Director Compensation Table

The following table reflects the compensation that we paid to non-employee directors for the fiscal year ended December 31, 2011. Mr. Scaminace, a director who is also our chief executive officer, does not receive additional compensation for his service as a director.

In 2011, each of our non-employee directors received an annual fee at the rate of $135,000 per year through June 2011, and at an annual rate of $150,000 beginning thereafter. The increase in annual fees is to be paid in shares of our common stock. The chairperson of the Audit Committee received an additional annual payment of $20,000, and the chairperson of the Nominating and Governance Committee received an additional annual payment of $10,000. Our lead independent director received an additional annual payment of $20,000. The chairperson of the Compensation Committee received an additional annual payment at the rate of $12,500 per year. The annual fee for non-employee directors continues at $150,000 for 2012. For each additional Board meeting that exceeds the five regularly scheduled meetings, our non-employee directors are entitled to $2,500 for each in person meeting and $1,250 for each telephonic meeting.

Our Amended and Restated 2007 Incentive Compensation Plan provides that our non-employee directors may receive all or any portion of his or her annual compensation in the form of shares of our common stock, as determined annually by the Board. Pursuant to the provisions of this Plan, we paid a portion of the annual compensation earned by each of our non-employee directors during 2011 in shares of our common stock, as indicated in the table below. Our Board of Directors has determined that approximately $75,000 of the annual compensation to be earned during 2012 by each of our non-employee directors will be paid in the form of shares of our common stock, and the remaining $75,000 will be paid in cash.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. Blackburn	$95,074	$67,426	—	—	—	—	$162,500
S. Demetriou	87,574	67,426	—	—	—	—	155,000
P. Mullin	43,748	42,378	—	—	—	—	86,126
K. Plourde	85,074	67,426	—	—	—	—	152,500
W. Reidy	95,074	67,426	—	—	—	—	162,500
G. Ulsh	75,074	67,426	—	—	—	—	142,500

(1)	The amounts in this column represent the market value of shares of our common stock received in payment of a portion of the annual compensation for serving as a director, based upon the average of the high and low sale price of our common stock on the last business day of the quarter for which compensation was paid in common stock.

(2)	As of December 31, 2011, Mr. Reidy and Ms. Plourde held outstanding stock options for the purchase of 3,220 and 2,700 shares, respectively, of our common stock, from grants made prior to 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

Compensation Committee

Steven J. Demetriou, Chairperson

Richard W. Blackburn

Hans-Georg Betz

Gordon A. Ulsh

Patrick S. Mullin

DESCRIPTION OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the fees paid for services provided by Ernst & Young LLP, our independent registered public accountant, for the fiscal years ended December 31, 2011 and 2010.

	2011	2010
Audit Fees	$3,324,875	$2,415,900
Audit-Related Fees	21,479	1,600
Tax Fees	14,970	40,055
Other Fees	0	0

Total	$3,361,324	$2,457,555

The following is a description of the nature of the services related to the fees disclosed in the table above. All of the nonaudit services provided by the independent auditor in 2011 and 2010 were pre-approved by the Audit Committee. Services of a similar nature and amount were pre-approved by the Audit Committee in prior years. The Audit Committee has considered whether Ernst & Young’s provision of nonaudit services is compatible with maintaining its independence.

Audit Fees

These are fees for professional services rendered by Ernst & Young for the audits of our annual consolidated financial statements and the effectiveness of internal control over financial reporting, the review of unaudited condensed consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes, and other services that are typically rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include primarily technical assistance on financial accounting and reporting matters.

Tax Fees

These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include primarily tax assistance in foreign jurisdictions.

Other Fees

There are no fees for professional services rendered by Ernst & Young that do not fit within the above categories.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with our management and with our independent registered public accountant, Ernst & Young LLP, the consolidated financial statements of OM Group, Inc. and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. The Audit Committee has (a) discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, (b) received from Ernst & Young the written communications required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and (c) discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2011 be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairperson

Richard W. Blackburn

Katharine L. Plourde

Gordon A. Ulsh

Patrick S. Mullin

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2011 and Forms 5 furnished with respect to 2011, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2011 or prior fiscal years any reports required by Section 16(a), except that a required Form 4 report was inadvertently filed late by Mr. Mullin with respect to the purchase of 2,000 shares of common stock on August 10, 2011.

STOCKHOLDER PROPOSALS

FOR THE 2013 ANNUAL MEETING

Any stockholder who intends to present a proposal at the 2013 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than November 29, 2012.

Any stockholder who intends to present a proposal at the 2013 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than January 28, 2013 or such proposal will be untimely. If a stockholder fails to submit the proposal by January 28, 2013, we reserve the right to exercise discretionary voting authority on the proposal.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, in writing or in person, without receiving any extra compensation for such activities. We have retained The Proxy Advisory Group, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $15,000 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse brokers and nominees who hold shares of our common stock in their names for their expenses incurred to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

VALERIE GENTILE SACHS

Secretary

OM GROUP, INC. 1500 KEY TOWER 127 PUBLIC SQUARE CLEVELAND, OH 44114 ATTN: TROY DEWAR

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M44800-P20677	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OM GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following nominees:
1.	Election of Directors	☐	☐	☐
01) Richard W. Blackburn* 02) Steven J. Demetriou* 03) Gordon A. Ulsh*
* Nominees for Election of Directors with Terms Expiring in 2015

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.	Re-approval of Incentive Compensation Performance Measurements.					☐	☐	☐
3.	Appointment of Independent Registered Public Accountant.					☐	☐	☐
4.	Advisory Vote on Compensation of Named Executive Officers.					☐	☐	☐
In their discretion, to transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, please do not send your proxy card by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

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M44801-P20677

OM GROUP, INC.

Annual Meeting of Stockholders

May 8, 2012 10:00 AM

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Joseph Scaminace and Valerie Gentile Sachs, and each of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on Tuesday, May 8, 2012 and at any adjournment thereof.

The Board of Directors recommends that votes be cast FOR the election of the nominees listed, FOR the re-approval of incentive compensation performance measurements, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of named executive officers.

If no specification is made, authority is granted to cast the vote of the undersigned FOR the election of the nominees listed, FOR the re-approval of incentive compensation performance measurements, FOR the confirmation of the appointment of Ernst & Young LLP, and FOR the compensation of the named executive officers. Stockholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at the meeting. The proxy statement and this accompanying proxy card were mailed to stockholders on or about March 29, 2012.

We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy card, even if you plan to attend the meeting. Mailing your completed proxy card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side